UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

REALNETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1501 First Avenue South

Seattle, Washington 98134

August 7, 2014

Dear Shareholder:

I cordially invite you to attend the RealNetworks, Inc. 2014 Annual Meeting of Shareholders. The Annual Meeting will be held at 1:30 p.m., Pacific Time, on Wednesday, September 17, 2014 on the first floor of our corporate headquarters building at 1501 First Avenue South, Seattle, Washington 98134.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the internet, we have elected to deliver our proxy materials to the majority of our shareholders over the internet. This delivery process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On August 7, 2014, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and fiscal 2013 annual report to shareholders. This notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters to be acted upon are described in the notice of annual meeting and proxy statement.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote. You may vote over the internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously submitted your vote.

On behalf of the Board of Directors, I would like to express our appreciation for your support of RealNetworks. We look forward to seeing you at the meeting.

Sincerely,

ROBERT GLASER

Founder, Chairman and

Chief Executive Officer

REALNETWORKS, INC.

1501 First Avenue South, Suite 600

Seattle, Washington 98134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

September 17, 2014

at 1:30 p.m. Pacific Time

To the Shareholders of RealNetworks, Inc.:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Shareholders of RealNetworks, Inc., a Washington corporation, will be held on Wednesday, September 17, 2014 at 1:30 p.m., Pacific Time, on the first floor of our corporate headquarters building at 1501 First Avenue South, Seattle, Washington 98134 for the following purposes, each of which is more fully described in the accompanying proxy statement:

1.	To elect Janice Roberts and Michael B. Slade as Class 2 directors, each to serve for a three-year term;

2.	To approve amendments to the RealNetworks, Inc. 2005 Stock Incentive Plan;

3.	To approve an advisory vote on executive compensation;

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

5.	To transact any other business properly presented at the meeting.

You are entitled to notice of and to vote at the Annual Meeting if you were a shareholder of record at the close of business on July 25, 2014. A list of shareholders as of that date will be available at the meeting and for ten days prior to the meeting at our principal executive offices located at 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

We encourage you to join us and participate in the meeting. If you are unable to do so, however, you have the option to vote in one of three ways:

A.	Online at www.envisionreports.com/rnwk, as described in the accompanying proxy statement;

B.	Call the toll-free telephone number shown on your proxy card; or

C.	Mail your signed proxy card (if you received a paper copy of the proxy materials by mail) as soon as possible in the envelope provided.

If your shares are held in the name of a broker, bank, or other holder of record, follow the instructions that you receive from that holder of record in order to properly vote your shares.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL PARHAM

Senior Vice President, General Counsel

and Corporate Secretary

Seattle, Washington

August 7, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Shareholders to Be Held on September 17, 2014

Our proxy statement is attached. Financial and other information concerning RealNetworks is contained in our annual report to shareholders for the fiscal year ended December 31, 2013. The proxy statement and our fiscal 2013 annual report to shareholders are available at www.edocumentview.com/rnwk.

REALNETWORKS, INC.

1501 First Avenue South, Suite 600

Seattle, Washington 98134

(206) 674-2700

2014 PROXY STATEMENT

For the Annual Meeting of Shareholders

To Be Held September 17, 2014

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. The person you designate is your “proxy,” and you give the proxy authority to vote your shares by submitting the proxy card. We have designated the following persons to serve as proxies for the annual meeting:

— Robert Glaser, Chief Executive Officer and Chairman of the Board; and

— Michael Parham, Senior Vice President, General Counsel and Corporate Secretary.

Why am I receiving these materials?

The Board of Directors of RealNetworks, Inc. is soliciting proxies for use at the Annual Meeting of Shareholders to be held on Wednesday, September 17, 2014 at 1:30 p.m. Pacific Time, and for any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held on the first floor of our corporate headquarters building at 1501 First Avenue South, Seattle, Washington 98134.

As a shareholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. These proxy solicitation materials and RealNetworks’ Annual Report to Shareholders for the fiscal year ended December 31, 2013, including financial statements, were mailed on or about August 7, 2014, to all shareholders entitled to vote at the Annual Meeting.

What proposals will be voted at the Annual Meeting?

Four proposals will be voted on at the Annual Meeting:

•

The election of two Class 2 directors, Janice Roberts and Michael B. Slade, to serve for terms of three years and until their respective successors are duly elected and qualified, subject to earlier resignation or removal;

•	The approval of certain amendments to the RealNetworks, Inc. 2005 Stock Incentive Plan;

•	A non-binding, advisory vote on the compensation of our named executive officers for the fiscal year ended December 31, 2013; and

•	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.

What are the recommendations of the board of directors?

The board of directors unanimously recommends that you vote:

•	“FOR” election of the nominated Class 2 directors (Proposal 1);

•	“FOR” the proposal regarding amendments to the RealNetworks, Inc. 2005 Stock Incentive Plan (Proposal 2);

•	“FOR” the proposal regarding an advisory vote on executive compensation (Proposal 3); and

•	“FOR” ratification of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014 (Proposal 4).

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for shareholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment. If for any reason any of the nominees are not available as candidates for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

What constitutes a quorum?

As of the close of business on July 25, 2014, the record date, there were 35,995,569 shares of our common stock outstanding. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote outstanding on the record date will constitute a quorum. Both abstentions and broker non-votes (which occur when a broker indicates on a proxy card that it is not voting on a matter) are considered as shares present at the Annual Meeting for the purpose of determining a quorum.

Who is entitled to vote?

Shareholders holding shares of our common stock at the close of business on the record date may vote at the Annual Meeting. You may vote all shares owned by you as of the record date, including (i) shares held directly in your name as the shareholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank or other nominee. Each holder of our common stock is entitled to one vote for each share of common stock held as of the record date.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.” A shareholder of record is also referred to as a registered shareholder.

Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. On anything other than routine matters (such as a proposal to ratify an independent registered public accounting firm), your broker will not be able to vote your shares unless you give your broker specific voting instructions. As such, you must give your broker voting instructions in order for your vote to be counted on the proposal to elect directors (Proposal 1), the proposal to amend the RealNetworks, Inc. 2005 Stock Incentive Plan (Proposal 2), and the proposal regarding an advisory vote on executive compensation (Proposal 3). We strongly encourage you to vote.

How do I vote?

Shareholders of record can vote by telephone, by the internet or by mail, as described below. If you are a beneficial owner, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see what options are available to you.

Registered shareholders may cast their vote using any of the following methods:

(1)	Voting online by following the internet voting instructions at www.envisionreports.com/rnwk;

(2)	Calling 1-800-652-VOTE (8683) and voting by following the instructions provided on the phone line; or

(3)	Signing, dating and promptly mailing your proxy card in the enclosed postage-paid envelope, if you received proxy materials by mail;

(4)

In person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by telephone, internet, or mail so that your vote will be counted if you later decide not to attend the Annual Meeting.

How are votes counted?

In the election of the Class 2 directors, you may vote “FOR” the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. With respect to the approval of amendments to the RealNetworks, Inc. 2005 Stock Incentive Plan, the advisory vote on executive compensation and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has no effect on the voting results, although abstentions are considered votes cast for the purpose of determining the presence of a quorum. If you provide specific instructions, your shares will be voted as you instruct.

If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” the Class 2 nominees to the board of directors, “FOR” the amendments to the RealNetworks, Inc. 2005 Stock Incentive Plan, “FOR” the advisory vote on executive compensation, and “FOR” ratification of KPMG LLP as our independent registered public accounting firm for the current fiscal year, and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting). If you are a beneficial holder and do not return a voting instruction form, your broker, bank or nominee may only vote on the ratification of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

What vote is required to approve each item?

In the election of directors (Proposal 1), the two candidates for director who receive the highest number of affirmative votes will be elected if a quorum is present at the Annual Meeting. In the approval of amendments to the RealNetworks, Inc. 2005 Stock Incentive Plan (Proposal 2), the advisory vote on executive compensation (Proposal 3) and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year (Proposal 4), such proposals will be approved if the number of votes cast in favor of such proposal exceeds the number of votes cast against such proposal and a quorum is present at the Annual Meeting.

What are broker non-votes and what effect do they have on the proposals?

Generally, broker non-votes occur when a broker (i) has not received voting instructions from the beneficial owner with respect to a particular proposal and (ii) lacks discretionary voting power to vote those shares with respect to that particular proposal. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present, but only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of KPMG LLP as our independent registered public accounting firm for the current fiscal year (Proposal 4), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain “non-routine” matters, such as the uncontested election of our directors (Proposal 1), the amendment to the RealNetworks, Inc. 2005 Stock Incentive Plan (Proposal 2), and the advisory vote on executive compensation (Proposal 3). Thus, if you do not give your broker specific voting instructions, your shares may not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

Can I change or revoke my proxy?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Corporate Secretary of RealNetworks at our principal offices as set forth above in the Notice of Annual Meeting a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Is cumulative voting permitted for the election of directors?

No. Neither our charter nor our bylaws permit cumulative voting at any election of directors.

How are proxies solicited?

The costs and expenses of soliciting the proxies accompanying this proxy statement from shareholders will be borne by RealNetworks. Our employees, officers and directors may solicit proxies in person, by telephone or by electronic communication. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. In addition, we may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common stock. Your cooperation in promptly voting your shares and submitting your proxy by telephone, internet or by completing and returning the enclosed proxy card will help to avoid additional expense.

Who will serve as inspector of elections?

Our officers are authorized to designate an inspector of elections for the meeting. It is anticipated that the inspector of elections will be a representative from Computershare.

When is our fiscal year end?

Our fiscal year ends on December 31. This proxy statement provides information about the matters to be voted on at the Annual Meeting and additional information about us and our executive officers and directors. Some of the information is provided as of the end of our most recently completed fiscal year and some information is provided as of a more current date.

How can shareholders make a proposal for the 2015 annual meeting?

An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement and form of proxy prepared in connection with our 2015 annual meeting of shareholders must deliver a copy of the proposal to our Corporate Secretary, at our principal offices, not less than 120 days prior to the first anniversary of the date that this proxy statement was released to our shareholders, or, if the date of our 2015 annual meeting has been changed by more than 30 days from the date of our 2014 annual meeting, then no later than a reasonable time before we begin to print and mail our proxy materials. To be eligible to submit a proposal for inclusion in our proxy statement, a shareholder must have continually been a record or beneficial owner of shares of common stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

A shareholder of record who intends to submit a proposal at the 2015 annual meeting of shareholders that is not eligible or not intended for inclusion in our proxy statement must provide us with written notice, addressed to the Corporate Secretary at our principal offices, not less than 120 days prior to the first anniversary of the date that this proxy statement was released to our shareholders, or, if the date of our 2015 annual meeting has been changed by more than 30 days from the date of our 2014 annual meeting, then no later than a reasonable time before we begin to print and mail our proxy materials. The notice must also satisfy certain additional requirements specified in our bylaws, a copy of which will be sent to any shareholder upon written request to our Corporate Secretary.

How can shareholders communicate with the Board of Directors?

Shareholders who wish to communicate with our Board of Directors, or with any individual member of the Board, may do so by sending such communication in writing to the attention of our Corporate Secretary at the address of our principal executive offices with a request to forward the same to the intended recipient. Shareholder communications must include confirmation that the sender is our shareholder. All such communications will be reviewed by our Corporate Secretary or Chief Financial Officer in order to create an appropriate record of the communication, to assure director privacy, and to determine whether the communication relates to matters that are appropriate for review by our Board of Directors or by any individual director. Communications will not be forwarded to Board members that (i) are unrelated to our business, (ii) contain improper commercial solicitations, (iii) contain material that is not appropriate for review by the Board of Directors based upon our Bylaws and the established practice and procedure of the Board, or (iv) contain other improper or immaterial information.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

If you share an address with another shareholder, each shareholder may not receive a separate copy of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials. Shareholders who do not receive a separate copy of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials, but would like to receive a separate copy or additional copies, may request these materials by calling 1-206-892-6320 or writing to: Investor Relations, RealNetworks, Inc., 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

Shareholders who share an address and receive multiple copies of our Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials may also request to receive a single copy by following the instructions above. Current and prospective investors can also access our Form 10-K, proxy statement and other financial information on the “Financial Information” section of our website at http://investor.realnetworks.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Amended and Restated Bylaws provide for a Board of Directors that consists of not less than two and no more than nine members. Our Amended and Restated Articles of Incorporation provide that when the Board of Directors consists of four or more members, the directors will be divided into three classes (each class being as nearly equal in number as possible), with directors serving for staggered, three-year terms. The authorized number of directors is currently set at seven, with no current vacancies.

Our Class 2 directors, whose terms will expire at the Annual Meeting and whom the board of directors nominates for election by the shareholders, are Janice Roberts and Michael B. Slade. If elected, Ms. Roberts and Mr. Slade will serve as directors until our annual meeting of shareholders in 2017 and until their respective successors are elected and qualified, subject to earlier resignation or removal. If these two individuals are elected, the board of directors will continue to have seven members following the Annual Meeting.

John E. Cunningham, IV and Robert Glaser are Class 3 directors whose terms expire at the 2015 annual meeting of shareholders. Michael T. Galgon, Dawn G. Lepore, and Dominique Trempont are Class 2 directors whose terms expire at the 2016 annual meeting of shareholders.

Ms. Roberts and Mr. Slade have been nominated by the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, comprised of non-management directors, and recommended to the shareholders by the Board of Directors for election at the Annual Meeting. The accompanying proxy will be voted FOR the election of Ms. Roberts and Mr. Slade to the Board of Directors, except where authority to so vote is withheld. Proxies may not be voted for a greater number of persons than the number of nominees named. The nominees have consented to serve as members of our board if elected. If at the time of the Annual Meeting a nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Nominating and Corporate Governance Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable, or will decline, to serve as a director.

Nominees for Director

Class 2 Director Nominees

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Janice Roberts Age 58 Director since 2010	Ms. Roberts serves as a Partner on the investment team of Benhamou Global Ventures, an early-stage venture capital firm based in Silicon Valley. From 2000 to 2013, Ms. Roberts served as Managing Director of Mayfield Fund where she continues as a venture advisor. Ms. Roberts’ current areas of investment interest include enterprise information technology, mobile infrastructure and applications and the Internet of Things. From 1992 to 2002, Ms. Roberts was employed by 3Com Corporation, a networking equipment company that was acquired by Hewlett Packard in April 2010, where she held various executive positions, most recently serving as President of 3Com Ventures, the investment division of 3Com Corporation, and Senior Vice President, Business Development and Global Marketing. Ms. Roberts managed a number of the new business initiatives at 3Com, including its Palm Computing subsidiary. Previously, Ms. Roberts was Managing Director and President of BICC Data Networks Ltd., a networking equipment company that was acquired by 3Com in 1992. Ms. Roberts’ early career was based in Europe and included various technology-related marketing and general management positions. Ms. Roberts serves on the boards of publicly traded ARM Holdings, plc, a leading semiconductor IP company for mobile and consumer devices, since June 2011 and Zebra Technologies, an industry leader in enterprise asset tracking solutions, barcode and printing technologies, since October 2013. She also serves on the boards of directors of several private companies and the advisory boards of Illuminate Ventures and SALT Branding. Ms. Roberts serves as the President of the board of directors of the Ronald McDonald House at Stanford. She holds a Bachelor of Commerce degree (Honours) from the University of Birmingham in the United Kingdom.

Senior leadership experience

Management advisory experience

Executive-level experience with technology companies, including companies focused on mobile and wireless communications technologies

Experience investing in and advising early stage companies

Experience through service as a director of public and private companies

Michael B. Slade Age 57 Director since 2011	Mr. Slade is a co-founder of Second Avenue Partners, a provider of management, strategy and capital for early stage companies, where he has served as a partner since 2000. From 2005 to 2006, Mr. Slade served as a strategic advisor for RealNetworks. From 2002 to May 2007, Mr. Slade served as a director of aQuantive, Inc., a publicly traded digital marketing service and technology company that was acquired by Microsoft Corporation in May 2007. From 1998 to 2004, Mr. Slade served as a consultant and member of the executive team at Apple Inc. From 1993 to 1998, Mr. Slade was chairman of the board of directors and chief executive officer of Starwave Corp., a Paul Allen-funded startup that was sold to The Walt Disney Corp. From 1983 to 1992, Mr. Slade held various executive and leadership positions with technology companies including Microsoft Corporation, Central Point Software, and NeXT Computer, Inc. Mr. Slade holds a B.A. in Economics from Colorado College and an M.B.A. from the Stanford University Graduate School of Business.

Senior executive leadership and business strategy experience

Management advisory experience

Executive-level experience with technology companies

Experience through service as a director of public and private companies

Director Independence

The Board has determined that (i) Ms. Roberts is independent under the Nasdaq listing standards, (ii) Mr. Slade is not independent under the Nasdaq listing standards, and (ii) all directors who are not standing for election at the Annual Meeting, except for Mr. Glaser, are independent under the Nasdaq listing standards and the applicable rules promulgated by the Securities and Exchange Commission, or the SEC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED IN PROPOSAL 1.

BOARD OF DIRECTORS

Our business is managed under the direction of a Board of Directors, which has responsibility for establishing broad corporate policies and for the overall performance of RealNetworks. It is not, however, involved in operating details on a day-to-day basis.

Identification, Evaluation and Qualification of Director Nominees

In general, the Nominating and Corporate Governance Committee reviews director candidates identified by Board members and any third-party search firms engaged by the Committee as part of the director nomination process. The Committee will consider candidates presented, and those candidates that the Committee determines meet the criteria for serving will be interviewed and evaluated by members of the Committee, who will review each nominee’s qualifications and references and such other information as the Committee may deem relevant. The other directors and the third party search firm, if one is engaged, are also given the opportunity to meet with and interview the candidates. The Committee will then recommend to the full Board the nominees that it has determined best suit the Board’s needs. The Board ultimately makes all nominations for directors to be considered and voted upon at our annual meetings of shareholders.

Qualifications required of individuals who are considered as board nominees will vary according to the particular areas of expertise being sought as a complement to our existing board composition at the time of any vacancy. All directors should possess the background, skills, expertise, and commitment necessary to make a significant contribution to RealNetworks. Relevant qualifications for our directors include: (1) exemplary personal and professional ethics and integrity; (2) the ability to engage in objective, fair and forthright deliberations; (3) operating experience at a policy-making level in business(es) relevant to our current and future plans; (4) independent judgment; (5) adequate time and personal commitment to provide guidance and insight to management; (6) a commitment to provide long-term value to our shareholders; (7) sophisticated business skills to enable rigorous and creative analysis of complex issues; and (8) understanding and experience in relevant markets, technology, operations, finance or marketing in the context of an assessment of the perceived needs of the Board as determined from time to time.

While we do not have a formal policy or guidelines regarding diversity of membership of our Board of Directors, the Board recognizes the value of having a broad range of skills, expertise, contacts, industry knowledge, and diversity of opinion on our board. Therefore, the Board gives consideration to obtaining a diversity of experience and perspective within the Board and solicits directors’ views on a variety of topics, including whether directors as a whole have the appropriate mix of characteristics, attributes, business experience and background to effectively serve as one of our directors.

Shareholder Nominations and Recommendations for Director Candidates

Shareholder Nominations for Director

Pursuant to our Amended and Restated Bylaws, shareholders who wish to nominate one or more candidates for election as directors at an annual meeting of shareholders must give notice of the proposal to nominate such candidate(s) in writing to our Corporate Secretary not less than 120 days before the first anniversary of the date that our proxy statement was released to shareholders in connection with the previous year’s annual meeting, or, if the date of the annual meeting at which the shareholder proposes to make such nomination is more than 30 days from the first anniversary of the date of the previous year’s annual meeting, then the shareholder must give notice in a reasonable time before we begin to print and mail our proxy materials. The notice must satisfy certain requirements specified in our Amended and Restated Bylaws, a copy of which will be sent to any shareholder upon written request to our Corporate Secretary. The Nominating and Corporate Governance Committee will evaluate shareholder nominees using the same standards it uses to evaluate other nominees.

No shareholder has presented a timely notice of a proposal to nominate a director this year. Accordingly, the only directors to be elected at the Annual Meeting are Ms. Roberts and Mr. Slade. No other nominations are before, or may be brought at, the Annual Meeting.

Shareholder Recommendations for Director

In addition to the general nomination rights of shareholders, the Nominating and Corporate Governance Committee of the Board of Directors will consider Board candidates recommended by qualified shareholders in accordance with a written policy adopted by the Committee. To be a qualified shareholder eligible to recommend a candidate to serve on the Board, a shareholder must have continuously held at least 2% of our outstanding securities for at least 12 months prior to the date of the submission of the recommendation.

A qualified shareholder may recommend a Board candidate for evaluation by the Committee by delivering a written notice to the Committee subject to the requirements set forth below. The notice must be received by the Committee not less than 120 days before the first anniversary of the date that our proxy statement was released to shareholders in connection with the previous year’s annual meeting. If we change the date of our annual meeting by more than 30 days from the date on which the previous year’s annual meeting was held, the notice must be received by the Committee no later than the close of business on the 10th day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed.

Any Board candidate recommended by a shareholder must be independent of the recommending shareholder in all respects (e.g., free of material personal, professional, financial or business relationships from the proposing shareholder), as determined by the Committee or applicable law. Any Board candidate recommended by a shareholder must also qualify as an “independent director” under applicable Nasdaq rules.

The notice shall also contain or be accompanied by (i) proof of the required stock ownership (including the required holding period) of the proposing shareholder, (ii) a written statement that the qualified shareholder intends to continue to own the required percentage of shares through the date of the annual meeting with respect to which the Board candidate is proposed to be nominated, (iii) the name or names of each shareholder submitting the proposal, the name of the Board candidate, and the written consent of each such shareholder and the Board candidate to be publicly identified, (iv) the recommending shareholder’s business address and contact information, and (v) all other information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

With respect to the proposed Board candidate, the following information must be provided:

•	name, age, business and residence addresses;

•	principal occupation or employment;

•	number of shares of RealNetworks’ stock beneficially owned (if any);

•	a written resume of personal and professional experiences;

•	a statement from the recommending shareholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected;

•

all other information relating to the proposed Board candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the regulations promulgated thereunder; and

•

information, documents or affidavits demonstrating to what extent the proposed Board candidate meets the required minimum criteria established by the Committee, and the desirable qualities or skills, described in our policy regarding director nominations.

The notice must also include a written statement that the recommending shareholder and the proposed Board candidate will make available to the Committee all information reasonably requested in furtherance of the Committee’s evaluation as well as the signature of each proposed Board candidate and of each shareholder submitting the recommendation.

The notice must be delivered in writing, by registered or certified, first-class mail, postage prepaid, to Chair, Nominating and Corporate Governance Committee, RealNetworks, Inc., c/o Corporate Secretary, 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

Board Leadership Structure

Effective July 28, 2014, Mr. Glaser, the Chairman of our Board, was appointed as our Chief Executive Officer; since July 2012, Mr. Glaser had served as our interim chief executive officer. In maintaining Mr. Glaser’s position as Chairman, the Board has recognized the value of leveraging Mr. Glaser’s longtime leadership and knowledge of RealNetworks. In appointing Mr. Glaser as Chief Executive Officer, among other things, the Board determined that Mr. Glaser is best positioned to effectively identify and execute on our strategic priorities.

Since October 18, 2012, the date of our 2012 annual meeting, Dominique Trempont has served as our lead independent director. As lead independent director, Mr. Trempont is responsible for presiding over executive sessions of the independent directors, advising as to the quality, quantity and timeliness of the flow of information from management necessary for independent directors to effectively and responsibly perform their duties, coordinating the activities of the other independent directors, and acting as principal liaison between independent directors and management.

Our Board believes that its current leadership structure consisting of a joint chairman and chief executive officer and a lead independent director gives the Board flexibility to meet varying business, personnel and organizational needs at this time, and demonstrates its commitment to good corporate governance.

Continuing Directors — Not Standing for Election This Year

The following individuals are Class 3 directors whose terms continue until 2015:

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Robert Glaser Age 52 Director since 1994	Mr. Glaser, founder of RealNetworks, currently serves as our Chief Executive Officer. He has served as Chairman of the Board of Directors of RealNetworks since its inception in 1994 and served as Chief Executive Officer of RealNetworks from 1994 through January 2010 and as interim Chief Executive Officer from July 2012 to July 2014. Mr. Glaser has served as a venture partner at Accel Partners, a venture capital firm, since May 2010. Mr. Glaser’s professional experience also includes ten years of employment with Microsoft Corporation where he focused on the development of new businesses related to the convergence of the computer, consumer electronics and media industries. Mr. Glaser holds a B.A. and an M.A. in Economics and a B.S. in Computer Science from Yale University.

Experience with technology companies through service as a founder, investor, executive and director

Extensive historical knowledge of RealNetworks and the industries in which it operates

Management advisory experience

John E. Cunningham, IV Age 56 Director since 2012	Venture investing since 1991, Mr. Cunningham has served as a general partner of Clear Fir Partners, L.P., a venture capital investment partnership, since February 1998. Previously, he served as Chief Executive Officer of RealCom Office Communications Inc., a national telecom services company. Mr. Cunningham has served as a director of Blucora, Inc., a publicly traded company that owns several leading internet businesses, since July 1998 and as the Chairman of Blucora’s Board of Directors since January 2011. Mr. Cunningham also served as Lead Independent Director of Blucora from February 2010 through December 2010. Mr. Cunningham currently serves as a board member for several privately held companies, including AudienceScience, Inc., Qliance, Inc., and Guanxi.me, and he serves as an advisor to Petra Growth Funds II and III. Mr. Cunningham holds an M.B.A. from the University of Virginia and a B.S. in Economics from Santa Clara University.

Experience with technology companies through service as a director, including as board chair, and as an investor

Senior executive leadership and business strategy experience

Management advisory and finance experience

Experience investing in and advising early stage companies

Experience through service as a director of public and private companies

The following individuals are Class 1 directors whose terms continue until 2016:

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Michael T. Galgon Age 46 Director since 2012	From April 2010 until its sale to Trulia, Inc. in August 2013, Mr. Galgon served as a director of Market Leader, Inc., a publicly traded company providing online technology and marketing solutions for real estate professionals. Previously, Mr. Galgon served as Chief Advertising Strategist for Microsoft Corporation from August 2007 until January 2009. In 1997, Mr. Galgon co-founded aQuantive, Inc., an internet media company, where he served in various roles, most recently as Chief Strategy Officer, from 1997 until the sale of aQuantive to Microsoft in August 2007. Prior to founding aQuantive, Mr. Galgon served as a full-time volunteer with AmeriCorps VISTA from October 1994 to October 1995 and as an officer in the U.S. Navy from 1990 to 1994. Mr. Galgon currently serves as a director of several privately held companies and of Global Partnerships, a Seattle-based nonprofit microfinance organization. Mr. Galgon holds an M.B.A. from the Harvard Business School and an A.B. in economics from Duke University.

Senior executive leadership and business strategy experience

Significant experience, expertise and background with regard to business matters

Experience through service as a director of public and private companies

Dawn G. Lepore Age 60 Director since 2013	Ms. Lepore served as interim Chief Executive Officer of Prosper Marketplace, Inc., a privately held peer-to-peer lending marketplace, from March 2012 to January 2013. She served as Chief Executive Officer and Chairman of the Board of drugstore.com, inc., a leading online provider of health, beauty, vision, and pharmacy solutions, from October 2004 until its sale to Walgreen Co. in June 2011. Prior to joining drugstore.com, Ms. Lepore spent 21 years at the Charles Schwab Corporation and Charles Schwab & Co, Inc., a financial holding company, holding several leadership positions, most notably Vice Chairman of Technology, Active Trader, Operations, Business Strategy, and Administration, and Chief Information Officer. She also served as a member of Schwab’s executive committee and as a trustee of SchwabFunds. Ms. Lepore has served on the boards of directors of AOL Inc. since October 2012 and Coupons.com Inc. since February 2012. She previously served on the board of directors of The TJX Companies, Inc. from June 2013 to June 2014, eBay Inc. from December 1999 to January 2013, and The New York Times Company from April 2008 to June 2011. Ms. Lepore holds a B.A. degree from Smith College.

Senior executive leadership and business strategy experience

Executive-level experience with technology companies

Significant experience, expertise and background with regard to business, accounting and financial matters

Experience through service as a director of public and private companies

	Biographical Information	Specific Experience, Qualifications and Skills Considered by our Board
Dominique Trempont Age 60 Director since 2010	Mr. Trempont has served as a director of Daily Mail and General Trust plc, a producer of content, information analytics and events for businesses and consumers, since February 2011. Mr. Trempont has also served as a director of Energy Recovery, Inc., a manufacturer of efficient energy recovery devices utilized in the water desalination industry, since July 2008. From 2005 to November 2011, Mr. Trempont served as a director of Finisar Corporation, a company that develops and markets high speed data communication systems and software for networking and storage. From 2006 to April 2010, Mr. Trempont served as a director of 3Com Corporation, a network management company that was acquired by Hewlett Packard in April 2010. From 2003 to 2005, Mr. Trempont was CEO-in-Residence at Battery Ventures, a venture capital firm. Prior to joining Battery Ventures, Mr. Trempont was Chairman, President and Chief Executive Officer of Kanisa, Inc., a cloud service company focused on enterprise self-service applications, from 1999 to 2002. Mr. Trempont was President and CEO of Gemplus Corporation, a smart card company, from 1997 to 1999. Prior to Gemplus, Mr. Trempont served as Chief Financial Officer and head of Operations at NeXT Software. Mr. Trempont began his career at Raychem Corporation, a materials science and engineering company focused on telecommunications, electronics, automotive and other industries. Mr. Trempont currently serves as a director of the privately held companies on24, Inc., Risk Management Solutions, Inc., and Trion Worlds, Inc. Mr. Trempont earned an undergraduate degree in Economics from College St. Louis (Belgium), a B.A. with high honors in Business Administration and Software Engineering (LSM) from the University of Louvain (Belgium) and a master’s degree in Business Administration from INSEAD (France/Singapore).

Senior leadership experience

Management advisory experience

Financial expertise

Executive-level experience with technology companies

Experience through service as a director of public and private companies

Meetings of the Board and Committees

The Board meets on a regularly scheduled basis during the year to review significant developments affecting RealNetworks and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. The Board of Directors met seven times during our fiscal year ended December 31, 2013 and took action by unanimous written consent on four occasions. The independent members of the Board of Directors regularly met in executive session without management present. No incumbent member attended fewer than 75% of the aggregate number of meetings of the Board of Directors held during the period for which he or she has been a director. No incumbent member attended fewer than 75% of the aggregate number of meetings of any Board committees on which he or she served during the periods that he or she served during the fiscal year.

Committees of the Board

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. In addition, the Board has in the past and may in the future create special committees from time to time. Applying the rules of the Nasdaq Stock Market and the SEC, the Board has determined that all members of the Audit Committee, Compensation Committee and Nominating and Corporate

Governance Committee are “independent.” Committee membership of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee as of July 30, 2014 was as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Dominique Trempont (chair)	Janice Roberts (chair)	John E. Cunningham, IV (chair)
John E. Cunningham, IV	Michael T. Galgon	Janice Roberts
Michael T. Galgon	Dawn G. Lepore
Dominique Trempont

Audit Committee.    The Audit Committee provides oversight of our accounting and financial reporting processes and financial statement audits, reviews our internal accounting procedures and consults with and reviews the services provided by our independent auditors. All of the members of our Audit Committee are financially literate pursuant to Nasdaq rules, and our Board has designated Mr. Trempont as an Audit Committee Financial Expert, as defined by the SEC and applicable listing standards. For 2013, Messrs. Trempont and Cunningham served on the Audit Committee for the entire year, Mr. Galgon served on the Audit Committee from November 12 through the end of the year, and Ms. Raina served on the Audit Committee from January 1 through the end of her board term on November 12. The Board of Directors has adopted a written charter for the Audit Committee which can be found on our corporate website at http://investor.realnetworks.com under the caption “Corporate Governance.” The Audit Committee met six times and acted by written consent two times during the fiscal year ended December 31, 2013.

Compensation Committee.    The Compensation Committee establishes, reviews and recommends to the Board the compensation and benefits to be provided to RealNetworks’ executive officers and reviews general policy matters relating to employee compensation and benefits. For 2013, Ms. Roberts and Messrs. Galgon and Trempont served on the Compensation Committee for the entire year, and Ms. Lepore served on the Compensation Committee from October 23 through the end of the year. The Board of Directors has adopted a written charter for the Compensation Committee which can be found on our corporate website at http://investor.realnetworks.com under the caption “Corporate Governance.” The Compensation Committee met eight times and acted by written consent two times during the fiscal year ended December 31, 2013.

The Compensation Committee has the authority to retain a compensation consultant to assist in the evaluation of executive compensation and has the authority to approve the consultant’s fees and retention terms. In 2013, the Compensation Committee engaged Frederic W. Cook & Co., Inc. as its independent compensation consultant to provide analyses and make recommendations concerning non-management director compensation.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee searches for and recommends to the Board potential nominees for Board positions, makes recommendations to the Board regarding size and composition of the Board, and develops and recommends to the Board the governance principles applicable to RealNetworks. For 2013, Ms. Raina served as chair of the Nominating and Corporate Governance Committee until June 17, 2013, at which time Mr. Cunningham took over as chair of the committee. Mr. Cunningham and Ms. Roberts served on the Nominating and Corporate Governance Committee for the entire year, and Ms. Raina served on the Nominating and Corporate Governance Committee from January 1 through the end of her board term on November 12. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee which can be found on our corporate website at http://investor.realnetworks.com under the caption “Corporate Governance.” The Nominating and Corporate Governance Committee met five times and acted by written consent one time during the fiscal year ended December 31, 2013.

Board Oversight of Risk

Our management team is responsible for the day-to-day management of risks faced by RealNetworks, while the Board of Directors oversees our risk management, both as a full Board of Directors and through its committees. The Board obtains information and insight on risk management from our senior executives who attend Board meetings and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. The Board also gains information from presentations prepared by senior management on strategic and significant operational matters involving our business. The Board of Directors also periodically reviews and approves our strategic plans and initiatives, including the related expected opportunities and challenges facing the business and the execution of those plans.

The Board of Directors has delegated the oversight of certain risk areas to Board committees that assist the Board in fulfilling its risk oversight responsibility. For example, the Audit Committee has the responsibility to consider and discuss major financial risk exposures and the steps management has taken to monitor and control these risks. The Audit Committee also monitors compliance with legal and regulatory requirements, reviews legal matters that could have a significant financial impact on RealNetworks and oversees the performance of our internal audit function. In addition, the Audit Committee monitors our code of ethics and oversees our procedures for handling employee complaints regarding accounting, accounting controls and auditing matters.

The Audit Committee also reviews the annual comprehensive enterprise risk assessment performed by our internal audit department that encompasses a number of significant areas of risk, including strategic, operational, compliance, investment and financial risks. This assessment process is designed to gather data regarding the most important risks that could impact our ability to achieve objectives and execute strategies and entails reviewing critical policies and strategies as well as monitoring emerging industry trends and issues. The assessment is reviewed by our Chief Executive Officer and Chief Financial Officer and presented to the Audit Committee to facilitate discussion of any high risk areas.

The Board of Directors has also delegated to other committees the oversight of risk within their areas of responsibilities and expertise. The Compensation Committee has primary responsibility for the compensation of our chief executive officer and reviews and approves the compensation of our executive officers. The Compensation Committee also reviews the relationship of executive compensation to our corporate strategies and business plans and, in connection with these responsibilities, conducts an annual review of our risk assessment of compensation policies and practices for our employees. The Nominating and Corporate Governance Committee oversees the risk associated with our corporate governance policies and practices. Each committee of the Board is responsible for reporting its findings and recommendations, as appropriate, to the full Board of Directors.

Policy Regarding Director Attendance at Annual Meetings of Shareholders

We have a policy that at least one member of our Board of Directors will attend each annual meeting of shareholders, and all directors are encouraged to attend shareholder meetings. We reimburse directors for reasonable expenses incurred in attending annual meetings of shareholders. One director attended our annual meeting of shareholders held on November 12, 2013.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. Our Code of Business Conduct and Ethics is publicly available on our corporate website at http://investor.realnetworks.com under the caption “Corporate Governance,” or can be obtained without charge by written request to our Corporate Secretary at the address of RealNetworks’ principal executive office. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to or waiver from the application of the Code of Business Conduct and Ethics that applies to the Chief Executive Officer or the Chief Financial Officer, and any other applicable accounting and financial employee, by posting such information on our website at http://investor.realnetworks.com under the caption “Corporate Governance.”

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of July 25, 2014 (the “table date”), information regarding beneficial ownership of our common stock by (a) each person known to us to be the beneficial owner of more than five percent of our outstanding common stock, (b) each director, (c) our named executive officers for the 2013 fiscal year, and (d) all of our current executive officers and directors as a group. Percentage of beneficial ownership is based on 35,995,569 shares outstanding as of the table date. The mailing address for each executive officer and director in the table below is c/o RealNetworks, Inc., 1501 First Avenue South, Suite 600, Seattle, Washington 98134.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Outstanding
Robert Glaser(2)	12,997,529	35.9%
Ariel Investments, LLC(3)	2,515,722	7.0
Dimensional Fund Advisors LP(4)	2,357,754	6.6
T. Rowe Price Associates, Inc.(5)	2,261,813	6.3
John E. Cunningham, IV(6)	32,648	*
Michael T. Galgon(7)	29,026	*
Dawn G. Lepore(8)	18,582	*
Janice Roberts(9)	54,836	*
Michael B. Slade(10)	42,079	*
Dominique Trempont(11)	55,665	*
Michael Parham(12)	90,415	*
Max Pellegrini(13)	175,000	*
Scott Uomoto**	—	*
Tim Wan(14)	187,395	*
All directors and executive officers as a group (12 persons)(15)	13,683,175	37.2%

*	Less than 1%.

**	Mr. Uomoto has departed from RealNetworks as of the table date.

(1)

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the beneficial owner exercises voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the table date, and restricted stock units, or RSUs, that will have vested within 60 days of the table date, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, and subject to community property laws where applicable, RealNetworks believes, based on information provided by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)

Includes 459,101 shares of common stock owned by the Glaser Progress Foundation, of which Mr. Glaser is trustee. Mr. Glaser disclaims beneficial ownership of these shares. Also includes 142,025 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date.

(3)

Information is based on a Schedule 13G filed with the SEC on February 14, 2014 by Ariel Investments, LLC. Ariel reported that as of December 31, 2013, it beneficially owned an aggregate of 2,515,722 shares of common stock and that its address is 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601.

(4)

Information is based on a Schedule 13G filed with the SEC on February 10, 2014 by Dimensional Fund Advisors LP. Dimensional reported that as of December 31, 2013, it beneficially owned an aggregate of 2,357,754 shares of common stock and that its address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. While Dimensional possesses investment and/or voting power over these shares and therefore may be deemed to be the beneficial owner of such shares, Dimensional disclaims beneficial ownership of these shares.

(5)

Information is based on a Schedule 13G filed with the SEC on February 12, 2014 by T. Rowe Price Associates, Inc. wherein it reported that as of December 31, 2013, it beneficially owned an aggregate of 2,261,813 shares of common stock and that its address is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors including T. Rowe Price Science & Technology Fund, Inc. which owns 919,387 shares, representing 2.5% of the shares outstanding, for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)	Includes 20,313 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 5,123 RSUs that are scheduled to vest within 60 days of the table date.

(7)	Includes 18,229 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 5,123 RSUs that are scheduled to vest within 60 days of the table date.

(8)	Includes 13,020 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 5,123 RSUs that are scheduled to vest within 60 days of the table date.

(9)	Includes 31,770 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 5,123 RSUs that are scheduled to vest within 60 days of the table date.

(10)	Includes 25,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 5,123 RSUs that are scheduled to vest within 60 days of the table date.

(11)	Includes 32,291 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 5,123 RSUs that are scheduled to vest within 60 days of the table date.

(12)	Includes 88,598 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date.

(13)	Includes 175,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date.

(14)	Includes 165,599 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date.

(15)

Includes an aggregate of 774,345 shares of common stock issuable upon exercise of options exercisable within 60 days of the table date and 30,738 RSUs that are scheduled to vest within 60 days of the table date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires RealNetworks’ executive officers, directors, and persons who own more than ten percent of a registered class of RealNetworks’ equity securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all such reports they file. Specific due dates have been established by the SEC, and we are required to disclose any failure to file by those dates.

Based solely on our review of the copies of such reports received by us, and on written representations by our executive officers and directors, we believe that during fiscal 2013, all of our executive officers and directors and all of the persons known to us to own more than ten percent of our common stock, complied with all Section 16(a) filing requirements applicable to them.

Compensation Committee Interlocks and Insider Participation

From January 1, 2013 to October 23, 2013, the Compensation Committee was composed of Ms. Roberts and Messrs. Galgon and Trempont. Ms. Lepore was appointed as a member of the Compensation Committee as of October 23, 2013. In 2013, no executive officer of RealNetworks served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of RealNetworks’ Board of Directors or Compensation Committee. In addition, no interlocking relationship existed between any member of our Compensation Committee and any member of the compensation committee of any other company.

PROPOSAL 2 — AMENDMENTS TO THE REALNETWORKS, INC; 2005 STOCK INCENTIVE PLAN

The Board of Directors of RealNetworks is seeking shareholder approval of an amendment and restatement of the RealNetworks, Inc. 2005 Stock Incentive Plan (including the amendments that are the subject of this Proposal 2, the “2005 Plan”) to:

(i)	increase by 5,000,000 the number of shares of common stock reserved under the 2005 Plan,

(ii)	set certain limits on the number of shares or value of awards that may be granted under the 2005 Plan to non-employee members of the Board of Directors during any 12-month period,

(iii)	provide certain terms and conditions with respect to awards of restricted stock units granted under the 2005 Plan,

(iv)	specify the treatment of outstanding awards under the 2005 Plan upon a dissolution or liquidation of RealNetworks, and

(v)	specify that the 2005 Plan will terminate on July 24, 2024 (collectively, the “Amendment”).

Except for the Amendment, the 2005 Plan has not been amended in any material way since shareholders last approved the 2005 Plan at our 2009 Annual Meeting of Shareholders. In the event shareholders do not approve the proposed Amendment, the proposed Amendment will not take effect and the 2005 Plan will continue to be administered in its current form.

The Board of Directors believes the future success of RealNetworks depends on the ability to attract and retain talented employees, and the ability to grant equity awards is a necessary and powerful recruiting and retention tool for RealNetworks to obtain the quality employees it needs to move its business forward. Shareholders are being asked to approve the Amendment to the 2005 Plan so that RealNetworks can continue to attract and retain outstanding and highly skilled employees, including key executive officers. If the proposed Amendment to the 2005 Plan is not approved by RealNetworks’ shareholders, awards will continue to be made under the 2005 Plan to the extent shares are available, and RealNetworks may not be able to continue its equity incentive program in the future. This could preclude RealNetworks from successfully attracting and retaining highly skilled employees and executive officers.

In determining the increase to the share reserve under the 2005 Plan, the Board of Directors considered a number of factors, including the following:

•	Number of Shares Available for Grant Under the 2005 Plan. As of June 30, 2014, 1,830,655 shares remained reserved and available for issuance under the 2005 Plan.

•	Overhang. Overhang measures the degree to which our shareholders’ ownership may be diluted by stock-based compensation awarded under our equity program. As of June 30, 2014, (i) 6,908,224 shares are subject to outstanding options under the 2005 Plan, (ii) 370,334 shares are subject to outstanding restricted stock units under the 2005 Plan, (iii) no shares are subject to outstanding options under the RealNetworks, Inc. 1995 Stock Option Plan, (iv) 205,215 shares are subject to outstanding options under the RealNetworks, Inc. 1996 Stock Option Plan, as amended and restated (the “1996 Plan”), (v) 4,849 shares are subject to outstanding options under the RealNetworks 2000 Stock Option Plan, as amended (the “2000 Plan”), and (vi) no shares are subject to outstanding options under the RealNetworks, Inc. 2002 Director Stock Option Plan (the “2002 Plan”). (The 1996 Plan, the 2000 Plan and the 2002 Plan were terminated in June 2005 and therefore, no additional equity awards have been granted since the plans’ termination or will be granted in the future under the terminated plans.) If we assume that the Amendment to the 2005 Plan is approved by shareholders and in effect as of the same date, our overhang will be 14.9%. For this purpose, we calculated overhang as the number of shares subject to equity awards outstanding on June 30, 2014, divided by the sum of the number of our shares outstanding as of the proxy record date, the number of shares subject to equity awards outstanding on June 30, 2014, the number of shares remaining available for issuance under the 2005 Plan, and the proposed increase in shares available for issuance under the 2005 Plan.

•

Burn Rate.    Burn rate measures our usage of shares for our stock plans as a percentage of our outstanding stock. For 2013, 2012 and 2011, our net burn rate was 5.45%, -0.41%, and 4.35%, respectively, and our average annual net burn rate for this three-year period was 3.13%. We calculate net burn rate as the number of shares subject to awards granted during the fiscal year, net of any forfeitures during that period, divided by the weighted average number of shares outstanding during the fiscal year. In order to measure the actual dilutive impact of our equity award program, our burn rate calculation includes the impact of any forfeitures of awards as we believe that dilution is impacted not only by the issuance of shares subject to awards but also by the replenishment of shares into the equity program that results from forfeitures, cancellations and terminations of awards. It should be noted that this practice of measuring net usage differs from the practice advocated by many proxy advisory firms. These firms analyze usage based upon the gross burn rate, calculated without regard to forfeitures. For 2013, 2012 and 2011, our gross burn rate was 10.72%, 8.48%, and 8.10%, respectively, and our average annual gross burn rate for this three-year period was 9.10%. It should be noted that, as discussed in the section of this proxy statement entitled, “Compensation Discussion and Analysis,” during this three-year period, RealNetworks experienced a significant amount of executive turnover, which required high levels of equity award activity while executives were being recruited and retained but also resulted in high levels of forfeitures as executives departed from the company. We believe that both the awards and the forfeitures are important factors to analyze in the assessment of share usage under our equity program.

•

Forecasted Grants.    The Board of Directors anticipates that the proposed share increase to the 2005 Plan, based on currently projected share use, will be sufficient for the granting of equity awards through approximately mid-2017. The forecast is based on the expectations that, on an annual basis for the next three years, (i) RealNetworks will grant options and restricted stock units covering approximately 3,000,000 shares; and (ii) approximately 1,000,000 shares will be cancelled or forfeited under outstanding options and restricted stock units. The net grants (that is, grants less cancellations and forfeitures) during the next three years will be approximately 2,000,000 shares. As a result, we anticipate that we will not need to request additional shares under the 2005 Plan until late 2017. Despite the projected share use described above, future circumstances and business needs may dictate a different result.

The 2005 Plan, as amended and restated, provides that during any 12-month period, a non-employee member of the Board of Directors may receive under the 2005 Plan up to a maximum of (i) 650,000 shares subject to options or stock appreciation rights, (ii) 300,000 shares subject to restricted stock, performance shares/units, restricted stock units and other share-based awards, and (iii) an additional $1 million with respect to performance shares/units or other share-based awards that are denominated in cash. In addition, as amended, the 2005 Plan specifies the terms and conditions under which awards of restricted stock units may be granted thereunder. Prior to this Amendment, restricted stock units were granted under the terms and conditions that generally govern all types of share-based awards that are not awards of options, stock appreciation rights, restricted stock, performance shares or performance units. Further, the 2005 Plan, as amended and restated, specifies that in the event of RealNetworks’ dissolution or liquidation, holders of outstanding awards granted under the 2005 Plan will receive a notice regarding the treatment of their awards in connection with the proposed transaction, and to the extent not vested (and, if applicable, exercised), the awards will terminate immediately prior to the completion of the proposed transaction. Prior to the Amendment, the 2005 Plan would terminate on December 17, 2019. The 2005 Plan, as amended and restated, provides that the 2005 Plan will terminate on July 24, 2024.

The 2005 Plan, as amended and restated to reflect the Amendment proposed in this proxy statement, is attached as Appendix A to this Proxy Statement. The following summary of the 2005 Plan does not contain all of the terms and conditions of the 2005 Plan, and is qualified in its entirety by reference to the 2005 Plan. You should refer to Appendix A for a complete set of terms and conditions of the 2005 Plan.

Summary of the 2005 Stock Incentive Plan, as Amended and Restated

Purpose.    The purpose of the 2005 Plan is to assist RealNetworks in attracting and retaining highly skilled individuals to serve as employees, directors, consultants and/or advisors of RealNetworks who are expected to contribute to RealNetworks’ success and to achieve long-term objectives which will inure to the benefit of all shareholders of RealNetworks through the additional incentives inherent in the awards offered under the 2005 Plan.

Shares Available for Issuance.    Shareholders are being asked to approve an increase of an additional 5,000,000 shares to be made available for issuance under the 2005 Plan. At June 30, 2014, 7,710,822 shares were subject to outstanding awards (at full value) and 1,830,655 shares were available for future award under the 2005 Plan. Upon shareholder approval of the 2005 Plan, a total of 14,541,477 shares of Common Stock will be available for issuance under the 2005 Plan. Any shares subject to Awards other than options and stock appreciation rights that were granted on or after December 17, 2009, count against the share reserve limits as one and six-tenths (1.6) shares for every one (1) share granted. If, after December 17, 2009, any shares subject to awards granted under the 2005 Plan or the Company’s 1996 Stock Option Plan, 2000 Stock Option Plan, 2002 Director Stock Option Plan, or Director Compensation Stock Plan (the “Prior Plans”) are forfeited or expire, or are settled in cash, the shares will become available for grant under the 2005 Plan. Shares that are tendered or withheld in payment of the purchase price of an option under the 2005 Plan or a Prior Plan or to satisfy the tax withholding obligations with respect to an option or stock appreciation right under the 2005 Plan or a Prior Plan, shares that are not issued under a stock appreciation right under the 2005 Plan or a Prior Plan in connection with its stock settlement upon exercise, and shares reacquired by RealNetworks on the open market or otherwise using cash proceeds from the exercise of options under the 2005 Plan or a Prior Plan will not become available for future grants or sale under the 2005 Plan. Shares under the 2005 Plan may be authorized and unissued shares or shares purchased in the open market or otherwise.

Eligibility; Awards to be Granted to Certain Individuals and Groups.    Options, stock appreciation rights, performance shares, performance units, restricted stock awards, restricted stock units, and any other share-based awards, rights, interests or options based on shares or other property (for example, deferred stock units) may be granted under the 2005 Plan. Options granted under the 2005 Plan may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonstatutory stock options. Options, stock appreciation rights, performance shares/units, restricted stock awards, restricted stock units and other share-based awards may be granted under the 2005 Plan to any non-employee member of the Board of Directors, or any employee, consultant or advisor who provides services to RealNetworks or any subsidiary of RealNetworks. Incentive stock options may be granted only to employees of RealNetworks or of any subsidiary of RealNetworks. As of June 30, 2014, approximately 900 employees, six non-employee directors, and three consultants and advisors would be eligible to participate in the 2005 Plan. The 2005 Plan provides that, to the extent intended to qualify as performance-based compensation under Code Section 162(m), no person(s) may be granted, in any 12-month period, options or stock appreciation rights to purchase more than 2 million shares of common stock, or performance shares/units, restricted stock awards and/or other share-based awards that are denominated in shares covering more than 900,000 shares of common stock, or performance shares/units that are denominated in cash of more than $3 million.

Subject to stockholder approval of the Amendment to the 2005 Plan under this proposal, non-employee members of the Board may be granted, in any 12-month period, options or stock appreciation rights to purchase up to 650,000 shares of common stock and performance shares/units, restricted stock awards and/or other share-based awards that are denominated in shares covering up to 300,000 shares of common stock, as well as up to an additional $1 million with respect to performance shares/units that are denominated in cash.

Administration.    The 2005 Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee selects the person(s) to whom awards may be granted under the 2005 Plan, the type of award to be granted, the number of shares subject to each award and other terms and conditions of awards, as well as approve the forms of award agreements pursuant to which awards will be granted. The Committee also has the authority to amend awards granted under the 2005 Plan, subject to the terms of the 2005 Plan. The Committee may establish procedures for the deferral of payment of an award and, subject to the terms of the 2005 Plan and applicable award agreements, the Committee may provide for dividend equivalents with respect to awards other than options and stock appreciation rights. The Committee interprets the 2005 Plan and award agreements, establishes rules appropriate for the administration of the 2005 Plan, and makes or takes any other determinations or actions that are necessary or desirable for administering the 2005 Plan. The Committee may delegate authority under the 2005 Plan to one or more directors or executive officers of RealNetworks, to the extent permitted by any applicable laws, rules and regulations.

Terms and Conditions of Options.    Each option is evidenced by a stock option agreement between RealNetworks and the optionee, and is subject to the following additional terms and conditions:

Exercise Price. The exercise price of options granted under the 2005 Plan shall be determined by the Committee at the time the options are granted. The exercise price of an option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% shareholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally determined with reference to the closing price for the Common Stock on the date the option is granted (or if no price was reported on such date, on the next date on which the price was reported).

Exercise of Option; Form of Consideration.    The Committee determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The 2005 Plan permits payment to be made by cash, check, other shares of Common Stock of RealNetworks, net exercise, cashless exercise, any other form of consideration approved by the Committee and permitted by applicable law, or any combination thereof.

Term of Option.    Options granted under the 2005 Plan may expire no later than seven (7) years from the date of grant, except in the event of death or disability, and in the case of an incentive stock option granted to a 10% shareholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

Stock Appreciation Rights.    The Committee is authorized to grant stock appreciation rights in connection with all or any part of an option granted under the 2005 Plan, either concurrently with the grant of the option or at any time thereafter, and to grant stock appreciation rights independently of options and other awards. A stock appreciation right granted in connection with an option is exercisable only when and to the extent that the underlying option is exercisable, and expires no later than the date on which the underlying option expires. Independent stock appreciation rights are exercisable in whole or in part at such times as the Committee specifies in the grant or agreement. However, the exercise price of an independent stock appreciation right may not be less than 100% of the fair market value of the Common Stock on the date of grant and the term of the award may be no more than seven (7) years from the date of grant.

RealNetworks’ obligations arising upon the exercise of a stock appreciation right may be paid in cash, Common Stock or other property, or any combination of the same, as the Committee may determine. Shares issued upon the exercise of a stock appreciation right are valued at their fair market value as of the date of exercise.

Restricted Stock Awards.    Restricted stock awards may be issued to participants either alone or in addition to other awards granted under the 2005 Plan, and shall also be available as a form of payment of performance shares/units and other earned cash-based incentive compensation. Subject to the annual share limit described above, the Committee determines the terms of restricted stock awards, which are set forth in an award agreement. Unless the Committee determines otherwise, a holder of restricted stock will have rights as a RealNetworks shareholder, including the right to vote and receive distributions with respect to the underlying shares, provided that any distributions on unvested shares will be subject to the same restrictions as the shares upon which the distribution was paid. The Committee may waive the forfeiture period and any other conditions of a restricted stock award to the extent that the award is not intended to qualify as performance-based compensation under Code Section 162(m).

Performance Shares and Performance Units.    Performance shares and performance units are awards that result in a payment to the holder of the award if performance goals and/or other vesting criteria are achieved or the awards otherwise vest. The performance goals and applicable performance period are determined by the Committee. Awards of performance shares and performance units may be paid in cash, shares of Common Stock, other property, or a combination thereof, as determined by the Committee, in its sole discretion.

Restricted Stock Units.    Restricted stock units represent a right to receive shares of Common Stock at a future date. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s service to RealNetworks. Prior to the Amendment, restricted stock units were granted pursuant to the terms that apply generally to all other types of awards, as described below. As amended, the 2005 Plan sets forth additional terms that apply to restricted stock unit awards granted under the 2005 Plan. Subject to the annual share limit described above, the Committee determines the terms of restricted stock units, which are set forth in an award agreement. The Committee may reduce or waive the vesting criteria that must be met to receive a payout to the extent that the restricted stock unit award is not intended to qualify as performance-based compensation under Code Section 162(m). Awards of restricted stock units may be paid in cash, shares of Common Stock, or a combination thereof, as determined by the Committee.

Other Awards.    Other awards of shares or awards valued by reference to shares or other property may be granted under the 2005 Plan, which awards also may be used as a form of payment of other awards granted under the 2005 Plan or other earned cash-based compensation. The terms of the award will be described in an award agreement or a sub-plan forming part of the 2005 Plan. Payment on other awards granted under the 2005 Plan may be made in cash, shares of Common Stock, other property or a combination thereof, as determined by the Committee.

Code Section 162(m) Performance Goals.    The 2005 Plan is designed to permit (but not require) RealNetworks to issue awards intended to qualify as performance-based compensation under Code Section 162(m). Thus, the Committee may require achievement of specified levels of performance with respect to performance goals, in order for an award to vest. At the Committee’s discretion, one or more of the following performance goals may apply: net revenue; revenue growth; earnings per share; net income; division, group or corporate financial goals; total shareholder return; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the common stock or any other publicly-traded securities of RealNetworks; market share; gross profits; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; comparisons with various stock market indices; reductions in costs; cash flow; cash flow per share; return on invested capital; cash flow return on investment; and improvement in or attainment of expense levels on working capital levels of RealNetworks or any subsidiary, division, business segment or business unit of RealNetworks for or within which the award holder is primarily employed. Such performance goals also may be based solely by reference to RealNetworks’ performance or the performance of a subsidiary, division, business segment or business unit of RealNetworks, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The

Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of RealNetworks or not within the reasonable control of RealNetworks’ management, or (c) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles. With respect to awards intended to comply with the Code Section 162(m) provisions of the 2005 Plan, the Committee may adjust downwards, but not upwards, the amount payable under an award, and the Committee may not waive achievement of applicable performance goals except as permitted by Code Section 162(m).

No Repricing.    The 2005 Plan prohibits option or stock appreciation right repricings (other than to reflect stock splits, spin-offs or other corporate events) unless shareholder approval is obtained.

Nontransferability of Awards.    Unless authorized by the Committee, an award granted under the 2005 Plan is not transferable other than by will or the laws of descent and distribution, and may be exercised during the award holder’s lifetime only by the award holder or his or her guardian or legal representative.

Adjustments Upon Changes in Capitalization.    In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares, other securities or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off, split-up, combination, repurchase or exchange of shares or other securities of the RealNetworks or similar transaction or other change in corporate structure of RealNetworks affecting shares or the value of shares, appropriate adjustments or substitutions shall be made in the number, kind and class of shares that may be issued under the 2005 Plan, the maximum number of shares that may be granted as incentive stock options, the number, kind and class of shares of awards outstanding under the 2005 Plan, the annual limits on the number (or value) of awards that any person may receive and the exercise price of any outstanding option or stock appreciation right.

Change of Control.    The Committee may provide in an award agreement that, upon a “Change of Control” of RealNetworks (as that term is defined in the agreement evidencing an award or otherwise as defined in the 2005 Plan), (a) options and stock appreciation rights outstanding as of the date of the Change of Control immediately vest and become fully exercisable or may be cancelled and terminated without payment if the fair market value of one share of RealNetworks’ Common Stock as of the date of the Change of Control is less than the per share option exercise price or stock appreciation right grant price, (b) restrictions and deferral limitations on restricted stock awards lapse and the restricted stock becomes fully vested, (c) performance shares and performance units shall be considered earned and payable (either in full or pro rata based on the portion of performance period completed as of the date of the Change of Control), and any deferral or other restriction shall lapse and such performance awards shall be immediately settled or distributed, and (d) the restrictions and deferral limitations and other conditions applicable to any restricted stock units and other awards shall lapse, and such restricted stock units and other awards shall become fully vested and transferable. Unless otherwise provided in the award agreement, an award that is assumed or substituted by the successor company will not accelerate vesting. An award agreement may provide for accelerated vesting upon a termination of employment within a specified period following a Change of Control. The Committee may determine that, upon the occurrence of a Change of Control of RealNetworks, each option and stock appreciation right outstanding shall terminate within a specified number of days after notice to the participant, and/or that each participant shall receive, with respect to each share of Common Stock subject to such option or stock appreciation right, an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of such Change of Control over the exercise price per share of such option and/or stock appreciation right; such amount to be payable in cash, in one or more kinds of stock or property, or in a combination thereof, as the Committee, in its discretion, shall determine.

Dissolution or Liquidation.    Subject to shareholder approval of this proposal to amend the 2005 Plan, the 2005 Plan will provide that in the event of a proposed dissolution or liquidation of RealNetworks, the Committee will notify award holders as soon as practicable before the date of the proposed transaction. To the extent an option or stock appreciation right has not been exercised, or an award other than an option or stock appreciation right has not vested, the award will terminate immediately prior to the consummation of the proposed dissolution or liquidation.

Termination of Employment.    The Committee determines the terms of exercisability of an award upon and following the award holder’s termination of service to RealNetworks or its subsidiaries, whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise.

Amendment and Termination of the Restated 2005 Plan.    The Board may amend, alter, suspend or terminate the 2005 Plan, or any part thereof, at any time and for any reason, subject to shareholder approval as required by applicable law and subject to the terms of the 2005 Plan. No such action by the Board or shareholders may impair the rights of an award holder under any award previously granted under the 2005 Plan without the consent of the award holder. The 2005 Plan currently in effect became effective on December 17, 2009, and would terminate automatically on the tenth anniversary of its effective date, except with respect to awards then outstanding under the 2005 Plan. Subject to shareholder approval of the 2005 Plan, the 2005 Plan will terminate on the tenth anniversary of the Board’s most recent adoption of the 2005 Plan on July 24, 2014, except with respect to awards then outstanding under the 2005 Plan.

Other Provisions.    The Committee may determine and set forth in an award agreement that the award and/or the gain realized on the vesting or exercise of the award be forfeited if the award holder, without RealNetworks’ consent, engages in activity that violates any agreement between the award holder and RealNetworks or its subsidiaries or upon the occurrence of other specified events, whether while providing services or following termination of service.

Federal Income Tax Consequences.    The following discussion summarizes certain federal income tax considerations for U.S. taxpayers receiving awards under the 2005 Plan and certain tax effects on RealNetworks, based upon the provisions of the Code, as in effect on the date of this proxy statement, current regulations and existing administrative rulings of the Internal Revenue Service. However, it does not purport to be complete and does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. Tax consequences for any particular individual may be different.

Incentive Stock Options.    An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon an optionee’s sale of the shares (assuming that the sale occurs more than two years after grant of the option and more than one year after exercise of the option), the difference between the sale price over the exercise price will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the lower of the fair market value of the shares at the exercise date or the sale price of the shares, over the exercise price.

Nonstatutory Stock Options.    An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Upon a disposition of such shares by the optionee, any additional gain or loss would be treated as long-term or short-term capital gain or loss, depending on the holding period.

Stock Appreciation Rights.    No income will be recognized by a recipient in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the award holder generally will be required to include as taxable ordinary income in the year of exercise an amount equal to the sum of the amount of any cash received and the fair market value of any Common Stock or other property received upon the exercise. Any additional gain or loss recognized upon any later disposition of the shares of Common Stock or other property would be treated as long-term or short-term capital gain or loss, depending on the holding period.

Restricted Stock, Performance Shares and Performance Units.    A participant will not have taxable income upon grant of restricted stock, performance shares, performance units or other awards (unless, with respect to restricted stock, he or she elects to be taxed at that time). Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the vested shares or cash received minus any amount paid for the shares. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date of grant.

Company Tax Deduction.    RealNetworks generally will be entitled to a tax deduction in connection with an award under the 2005 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to the Chief Executive Officer and to each of the three other most highly compensated executive officers (other than our Chief Executive Officer and our Chief Financial Officer). Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, RealNetworks can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met with respect to awards. These conditions include shareholder approval of the 2005 Plan, setting individual annual limits on each type of award, and establishing performance criteria that must be met before the award actually will vest or be paid. The 2005 Plan has been designed to permit the Committee to grant certain awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting RealNetworks to receive a federal income tax deduction in connection with such awards.

Section 409A.    Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2005 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Awards Granted to Certain Individuals and Groups.    The actual number of stock options, restricted stock units and other awards (if any) that may be granted under the 2005 Plan is discretionary and therefore cannot be determined in advance. The following table sets forth certain information relating to equity awards granted in 2013 under the 2005 Plan to the listed persons and groups. As of June 30, 2014, the closing price of a share of RealNetworks Common Stock on NASDAQ was $7.63.

Name and Position	Number of Options Granted	Average per Share Exercise Price ($)	Number of Full Value Awards Granted (1)	Dollar Value of Full Value Awards Granted ($)(1)
Robert Glaser	500,000	$7.90	0	—
Founder, Chairman and Chief Executive Officer

Tim M. Wan	200,000	$7.79	0	—
Senior Vice President, Chief Financial Officer and Treasurer

Michael Parham	120,000	$7.79	0	—
Senior Vice President, General Counsel and Corporate Secretary

Max Pellegrini	700,000	$7.775	0	—
President of Products and Marketing

Scott G. Uomoto	150,000	$7.79	0	—
Former Senior Vice President, RealPlayer Group (2)
All current executive officers, as a group	1,670,000	$7.82	0	—
All current directors who are not executive officers, as a group	90,520	$7.32	37,321	$273,745
All employees who are not executive officers, as a group	1,667,290	$7.32	192,787	$1,377,564

(1)	Full value awards include restricted stock units granted under the 2005 Plan.
(2)	The individual no longer is eligible to participate in the 2005 Plan as a result of the termination of his employment with RealNetworks.

RealNetworks’ executive officers and non-employee directors have a financial interest in this proposal because they are eligible to receive awards under the 2005 Plan.

Summary

The Board believes strongly that the Amendment to the 2005 Plan is essential to RealNetworks’ continued success. Awards such as those granted under the 2005 Plan provide an important incentive and help RealNetworks to attract and retain employees and other service providers in the highly competitive labor market in which it operates.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the principles underlying our executive compensation program and discusses how those principles affected our policies and decisions regarding the compensation of our named executive officers.

EXECUTIVE SUMMARY FOR 2013

Overview.    We made solid progress on our transition strategy during fiscal 2013, launching a new product in each of our three business units, completing a significant portion of our restructuring efforts, and building a solid foundation for future growth and profitability. Our founder and Chairman, Rob Glaser, continued to lead the company as interim chief executive officer, and our management team remained committed to propelling the company forward through the transition that was set in motion in August of 2012. Our plans for growth called for the launch of at least one major new product in each of our three business units. In line with this goal, our Mobile Entertainment business launched LISTEN, a new app and service for music lovers that reinvents the ringback tone experience for smartphone users, in the fourth quarter; our RealPlayer group introduced RealPlayer Cloud, the first integrated video player and cloud service, in the third quarter; and our Games division announced GameHouse Casino Plus, the first social game to use a sweepstakes offering life-changing cash prizes, in late July. Furthering our efforts to streamline our operations and reduce expenses, we moved our corporate headquarters within Seattle in August and more closely aligned our cost structure with our operations. We continue to look for opportunities to operate in a more lean and efficient manner. The transitional actions are intended to create sustainable growth and profitability for RealNetworks. Our go-forward compensation program, which is substantially pay-for-performance based, aims to encourage the performance necessary to drive toward these goals.

Financial Results.    Our financial results for 2013 were reflective of our focus on building new products and driving down costs. Consolidated revenue declined 20% from 2012, as our efforts were diverted away from certain legacy products and toward the development of innovative, new products, and gross profit declined by 18%. Although operating expenses improved over 2012, our net income suffered due to restructuring costs, lease exit costs, and settlement costs necessary to resolve all of our outstanding litigation matters. Adjusted EBITDA fell from a loss of $16.7 million in 2012 to a loss of $23.7 million in 2013, primarily as we increased our spending on new product development. As a result of these financial results, annual cash incentives paid to our named executive officers were well below target levels.

Management Team.    After experiencing significant turnover in our management team during 2011 and 2012, there was some year-over-year variation in our standard approach to executive compensation as different incentives have been required for recruitment and retention purposes. Since Mr. Glaser’s return as our interim chief executive officer in July 2012, he and our Compensation Committee developed a more consistent 2013 compensation program designed to aggressively drive company performance by successfully executing our growth plan, strategic initiatives and restructuring efforts. There are still differences between officers, particularly between recent hires and those running divisions.

Our named executive officers for 2013 are:

Robert Glaser	Founder, Chairman and Chief Executive Officer (served as interim CEO for all of 2013; named Chief Executive Officer effective July 28, 2014)
Michael Parham	SVP, General Counsel and Corporate Secretary
Max Pellegrini	President, Products and Marketing (commenced employment with RealNetworks on February 20, 2013)
Tim M. Wan	SVP, Chief Financial Officer and Treasurer
Scott G. Uomoto	SVP, RealPlayer Group (departed from RealNetworks on June 30, 2014)

Pay for Performance.    Consistent with our pay-for-performance philosophy, a substantial part of our executive compensation program consists of performance-based compensation.

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During 2013, our named executive officers who participated in our annual performance-based cash incentive plan, which we also refer to as our MBO plan, were eligible to receive cash bonuses only upon achieving pre-established performance objectives, all of which were weighted toward financial and strategic objectives of our businesses.

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We also relied more on performance-related equity awards, and granted a performance-based stock option to our newest executive officer. These awards would become eligible to vest only upon achievement of significant growth in our revenue and adjusted EBITDA over multiple years (subject to continued service with us).

Accordingly, actual compensation paid to our named executive officers varies with the company’s performance in achieving financial and strategic objectives and the executive’s individual performance. We believe that our emphasis on pay for performance provides appropriate incentive to our executives to achieve important business objectives of the company and better aligns the interests of our executives with that of our shareholders.

Please note that we define “adjusted EBITDA” as operating income (loss) including other income (expense) net, but excluding the impact of the following: depreciation and amortization; acquisitions-related intangible asset amortization; stock-based compensation; impairment of deferred costs; restructuring and other charges; gain on sale of patents and other technology assets, net of costs; loss on litigation settlements; and lease exit and related charges.

EXECUTIVE COMPENSATION PROGRAM PHILOSOPHY AND ELEMENTS

The overall objectives of our executive compensation program are to provide compensation at competitive levels in order to recruit and retain talented executives, motivate our executives to achieve our strategic and financial objectives, and provide incentives to help align the interests of our executives with the interests of our shareholders.

Our executive compensation program provides the following three primary elements of compensation:

•	Base salary. Our named executive officers receive base salary so that we can recognize them for their day-to-day contributions and provide competitive pay that encourages retention and recruitment.

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Annual performance-based cash bonus.    We establish an MBO plan on an annual basis, under which our named executive officers (other than our interim chief executive officer) each have an opportunity to receive a cash bonus upon achievement of certain performance objectives derived from the internal strategic plan we establish for the company each year. The cash bonuses are intended to motivate our executives to achieve our financial and strategic objectives. Cash bonuses are not guaranteed (other than as negotiated with Mr. Pellegrini in connection with his hire in 2013, as discussed below) and bonuses in 2013 were below the target opportunity provided to each named executive officer.

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Long-term equity compensation.    We provide equity-based compensation to our named executive officers to better align their interests with the interests of our shareholders as well as to motivate our officers to enhance the long-term performance of RealNetworks. Equity awards also are an important retention tool for us because the awards typically vest over a multi-year period.

These elements provide incentives to encourage our executives to appropriately balance their focus between our short-term and long-term strategic goals.

We believe that there are multiple, dynamic factors that contribute to the success of our businesses and the individuals that lead those businesses. Moreover, we recognize that our business and the industry in which we operate are constantly evolving and highly competitive in nature. Our approach to executive compensation, therefore, has been to avoid adopting a strict, formulaic structure and to instead allow for a more nuanced and customized system. Under our executive compensation program, we consider the needs of our businesses and our company as a whole; design various elements of compensation to drive our executives and their teams to meet or exceed company goals and objectives; and take into account competitive practices in order to achieve our recruiting and retention needs. Consistent with our desire to maintain competitive practices and achieve our recruiting and retention goals, in addition to our three primary elements of compensation, our 2013 executive compensation packages also contained certain severance and change in control arrangements; some targeted, one-time bonuses; and retirement and other generally available benefits. In general, we provide very limited executive perquisites, and we do not provide our executives with tax gross ups or supplemental retirement plans.

EXECUTIVE COMPENSATION DECISION-MAKING PROCESS

The Roles of our Board, Compensation Committee and Chief Executive.    Our Compensation Committee’s purpose is to discharge the Board of Director’s responsibilities relating to the compensation of our executive officers and the adoption of policies that govern our compensation and benefit programs, other than with respect to our chief executive officer’s compensation. Our Compensation Committee reviews and recommends the chief executive officer’s compensation, which is subject to the approval of the Board. The Board is able to make any adjustments that it may determine are appropriate with respect to our chief executive officer’s compensation. The Compensation Committee determines all compensation for our other named executive officers. At the invitation of our Compensation Committee, our chief executive officer provides input regarding the performance and appropriate compensation of the other named executive officers. The Compensation Committee gives considerable weight to the chief executive officer’s assessment of the other named executive officers because of his direct knowledge of each executive’s performance and contributions. During 2013, our interim chief executive officer attended all Compensation Committee meetings at the request of the Committee. However, no executive officer was present for the portion of a Compensation Committee meeting during which his own compensation was discussed or determined.

The Role of the Compensation Consultant.    Our Compensation Committee has selected and directly retains the services of Frederic W. Cook & Co., Inc., an independent executive compensation consulting firm. F.W. Cook does not provide any other services to RealNetworks and works with our management only on matters for which the Compensation Committee is responsible. The Compensation Committee has assessed the independence of F.W. Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent F.W. Cook from serving as an independent consultant to the Compensation Committee. The Compensation Committee periodically seeks input from F.W. Cook on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. F.W. Cook also provides general observations on our compensation programs, but it does not determine or recommend the amount or form of compensation for our named executive officers. A representative of F.W. Cook attends Compensation Committee meetings when requested to do so by the Compensation Committee.

The Role of Peer Groups, Surveys and Benchmarking.    Peer data have been referenced periodically for context, but were not used for benchmarking purposes for 2013 compensation decisions. The companies in the peer group used as a reference are listed below. During the summer of 2012, with the oversight of our Compensation Committee, F.W. Cook developed a peer group of companies for use in determining compensation arrangements for our interim chief executive officer, Rob Glaser, appointed in July 2012 (the “iCEO Peer Group”). The iCEO Peer Group included all but three of our peer group of companies that had been identified in a previous F.W. Cook compensation study, and included six additional companies. Specifically, Sonic Solutions was omitted because it was merged into another company in 2010 and THQ was omitted as it filed for bankruptcy in 2012. Monster Worldwide was omitted because it was deemed too much larger than our size at the time. The companies added to the iCEO Peer Group were Constant Contact, Limelight Networks, LogMeIn, OpenTable, Stamps.com, and XO Group. These companies were added because they were consumer-facing internet services companies with revenue and market cap between 0.25x and 4x our size at the time. Some of these companies have grown and may be larger today, but the pay data referenced was from a time period when they were within the similar revenue and market cap size range above. Further, the pay data referenced were only used for limited context in 2013, as there was an updated benchmark study completed in the fourth quarter for more up-to-date reference.

In October 2013, again with the oversight of our Compensation Committee, F.W. Cook performed an executive compensation review that included identifying a peer group of companies (the “October 2013 Peer Group”) to be used by us for the purpose of comparing our executive compensation to the market. The 17 peer group companies were publicly traded, U.S.-based internet and software companies, and were selected to reflect our smaller size following recent organizational changes and, in our view, were competitors of ours for purposes of recruiting executive talent. The companies comprising the October 2013 Peer Group are:

Avid Technology, Inc.	Harmonic Inc.	Shutterfly Inc.
Blucora, Inc.	Limelight Networks, Inc.	Take-Two Interactive, Inc.
Blue Nile, Inc.	LogMeIn Inc.	Travelzoo Inc.
Constant Contact, Inc.	Move Inc.	ValueClick, Inc.
Dice Holdings, Inc.	OpenTable Inc.	Vocus, Inc.
Digital River, Inc.	Rosetta Stone Inc.

We consider multiple data sources for assessing our compensation practices. Although we consider competitive market data regarding compensation in order to achieve our goals to recruit and retain our executives, we do not attempt to maintain a certain target percentile within a peer group, nor do we rely solely on such market data. Our management and the Compensation Committee strive to incorporate flexibility into our compensation programs and the assessment process so that we are able to respond to and adjust for the evolving business environment and the value delivered by our named executive officers. In addition to competitive data, we may take into account a variety of other factors, for example, general market conditions, internal equity, an individual’s level of responsibilities, as well as an individual’s recent or future expected contributions.

Consideration of Say-on-Pay Vote Results.    We provide our shareholders with the opportunity to cast an annual advisory vote on executive compensation. At our 2013 annual meeting of shareholders, which took place in our fourth fiscal quarter, our shareholders approved the compensation of our named executive officers as disclosed in our 2013 proxy statement by a vote of approximately 92% of the votes cast on the proposal. By the time that this vote was conducted, most of the decisions relating to the 2013 compensation of our executive officers had been made. However, we highly value the input of our shareholders and the Compensation Committee, with input from F.W. Cook, has carefully considered the results of the 2013 say-on-pay vote and has engaged in discussions regarding shareholder outreach efforts. The Compensation Committee will continue to consider the results of the annual say-on-pay vote in determining 2014 and future compensation programs for our executive officers.

2013 COMPENSATION

Interim Chief Executive Officer Compensation

For 2013, Mr. Glaser served as interim chief executive officer. Effective July 28, 2014, Mr. Glaser has been named permanent chief executive officer. When Mr. Glaser accepted the role of interim chief executive officer in July 2012, the Compensation Committee engaged F.W. Cook to assist in the design of a compensation package for Mr. Glaser. In connection with this engagement, F.W. Cook compiled the iCEO Peer Group, as described above, and presented to the Compensation Committee its analysis and recommendations regarding the compensation arrangements for Mr. Glaser, which included base salary, annual performance-based cash bonus, and long-term, performance-based equity compensation. Based upon the F.W. Cook analysis, the Compensation Committee recommended, and the full Board of Directors approved, certain current components of the compensation package.

Mr. Glaser’s compensation for 2013 was consistent for the most part with his 2012 compensation arrangement as approved by the Board, upon the recommendation of the Compensation Committee, in late 2012 when he became interim chief executive officer. Specifically, his 2013 compensation included (i) an annualized base salary at a rate of $450,000, which was supplemented with $150,000 worth of stock options, (ii) a stock option award covering 500,000 shares, which vests at a rate of 12.5% every successive six months to be fully vested after 4 years and having an exercise price equal to $7.90 per share, which was the closing price of our common stock on the date of grant, and (iii) a discretionary cash bonus of $244,492, which was based on company performance for 2013 as discussed in more detail below. Although the intended base salary was a total of $600,000, consistent with 2012, the Compensation Committee determined that part of Mr. Glaser’s base salary would be provided as a stock option because the Compensation Committee believed that a higher proportion of his compensation should be related to the company’s performance. The stock option in lieu of salary that he received was fully vested at the time of grant, since it was in lieu of vested cash salary, and covered 37,025 shares of our common stock with an exercise price equal to $7.73 per share, which was the closing price of our common stock on the date of grant. The equity awards were granted pursuant to the 2005 Plan. The annualized total compensation value targeted by the Compensation Committee for Mr. Glaser, assuming all bonus goals were achieved, was slightly above the median for peer chief executives in F.W. Cook’s October 2013 review (+7%), and Mr. Glaser’s actual 2013 compensation, after including the bonus paid, was 5% below the 25th percentile of the take-home total compensation for chief executive officers in the October 2013 Peer Group companies.

Due to the interim nature of Mr. Glaser’s role during 2013, he was not included in the 2013 MBO Plan (discussed below) and no formal cash incentive plan was adopted for him. The determination of his 2013 cash bonus was formulaic, however, in that it was calculated based on the corporate revenue objectives (at 50%) and corporate adjusted EBITDA objectives (at 50%), measured for the first half and second half of 2013, that were applicable to the other executives pursuant to the 2013 MBO Plan. See table below in the section entitled, “Annual Performance-Based Cash Bonuses.” Accordingly, although the bonus is disclosed as discretionary, that discretion was applied using pre-established corporate goals and formulae in place for our other named executive officers.

Mr. Glaser was awarded a performance-based RSU covering 132,275 shares of our common stock in December of 2012. This award will be earned and vested, if at all, based on the achievement of pre-established adjusted EBITDA goals for fiscal years 2013 and 2014. The performance goals for the award were deemed by the Compensation Committee to be very challenging such that potential achievement was possible but significantly uncertain. The Compensation Committee determined that the 2013 goal was not attained, therefore no portion of this award was earned or vested in 2013.

Our Board of Directors and our Compensation Committee believe that the 2013 compensation arrangements for Mr. Glaser were appropriate, given that a significant portion of the value of his 2013 compensation is equity based requiring positive performance in our stock price in order for Mr. Glaser to realize any value. The 2013 compensation package for Mr. Glaser resulted in a total direct compensation opportunity within 10% of the median for the October 2013 Peer Group.

2014 Update Regarding Chief Executive Officer Compensation.    Effective July 28, 2014, Mr. Glaser was named permanent chief executive officer of RealNetworks. In conjunction with his appointment, the Board of Directors of RealNetworks approved certain compensatory arrangements for Mr. Glaser. As more fully described in the Current Report on Form 8-K filed by RealNetworks on July 30, 2014, the compensation arrangements for Mr. Glaser as chief executive officer include: (i) an annual base salary of $600,000, $450,000 of which is payable in cash and $150,000 of which is payable in the form of a stock option; (ii) an annual target bonus opportunity equal to 100% of his cash base salary based on the achievement of certain pre-established goals; (iii) a one-time award of restricted stock units valued at $750,000 on the grant date and scheduled to vest on the third anniversary of the grant date, subject to Mr. Glaser’s continued service to the company; and (iv) certain severance benefits in the event that Mr. Glaser is terminated without cause or resigns for good reason, both not in connection with and in connection with a change in control of RealNetworks.

Base Salaries

Base salaries for our named executive officers are determined for each executive based on position, responsibility, experience and competitive market data. Base salaries are adjusted from time to time to recognize various levels of responsibility, promotions, individual performance, market conditions and internal equity issues.

Rather than applying a formulaic approach, the Compensation Committee awards base salaries for our named executive officers within the context of our overall merit increase system considering level of responsibility, individual performance, market competitive factors, and the critical role of the executive in our future growth and strategy. The annual base salaries of our executive officers, other than Mr. Glaser, were last reviewed in October 2013, at which time the Compensation Committee determined that, based on competitive market data from the October 2013 Peer Group, the salaries for Messrs. Parham and Wan were at approximately the 25th percentile, the salary for Mr. Uomoto was within 10% of the median, and the salary for Mr. Pellegrini was in the top quartile. No adjustments to salary were made following the review, as Mr. Pellegrini’s salary was determined in connection with his hire earlier in the year, and Messrs. Parham, Uomoto and Wan each received salary adjustments in connection with his promotion, which occurred within the last year or two.

Annual Performance-Based Cash Bonuses

In March 2013, the Compensation Committee established our 2013 MBO Plan, which is our performance-based cash bonus program, in order to motivate and reward an individual’s annual contribution to company performance. The MBO Plan is administered pursuant to the 2005 Plan. The MBO Plan pays an annual cash bonus to executives based on the achievement of pre-established financial and strategic objectives. The Compensation Committee determined that implementing an annual measurement period under the 2013 MBO Plan was ideal for aligning the plan’s performance measurement period with our financial planning and budgeting period.

Messrs. Parham, Pellegrini, Uomoto and Wan were eligible to participate in the 2013 MBO Plan, each with a target bonus equal to 75% of his annual base salary, although Mr. Parham’s target bonus was 45% of his annual base salary for the first part of 2013 until his designation as an executive officer in late April of 2013. The Compensation Committee reviewed the targets and deemed them appropriate based on internal equity considerations and the desire to emphasize teamwork to achieve the company’s performance objectives. Mr. Pellegrini’s target bonus opportunity was prorated based on his joining the company in February 2013. As discussed above, Mr. Glaser did not participate in the 2013 MBO Plan due to the interim nature of his position.

•

Performance Criteria — The performance criteria used to determine the annual bonuses for the named executive officers were revenue and adjusted EBITDA for either divisional results or corporate results, or both, depending upon whether the executive had divisional responsibility. The Compensation Committee’s philosophy is to establish performance goals for executives that reflect our strategy of producing financial results that (a) are in the interests of our company and shareholders, (b) have a degree of difficulty that the Compensation Committee considers to be challenging but achievable with significant effort and skill, and (c) require a high level of financial performance in the context of the present state of our business and the annual budget. Consistent with this strategy, the Compensation Committee established revenue as a performance metric under the 2013 MBO Plan because it was a key element of our 2013 business plan and we consider revenue to be a key driver of our growth and success. The Compensation Committee also established adjusted EBITDA as a performance metric under the 2013 MBO Plan in order to reward our executives for maintaining fiscal responsibility, implementing our cost reduction program, and achieving short-term profitability and therefore, like revenue, aligning the interests of plan participants with those of the company and its shareholders. Performance criteria for all of our named executive officers also included individualized non-financial strategic goals intended to specifically motivate each executive to accomplish specific goals that would drive our growth and strong financial performance. The following table indicates the performance goals for each named executive officer in 2013 as well as the weightings of the goals, pursuant to which the amount of the bonus payouts (if any) was determined:

Name	Revenue Goals	Adjusted EBITDA Goals	Individual Strategic Goals
Rob Glaser	Company Revenue (weighted at 50%)	Company Adjusted EBITDA (weighted at 50%)	(1)

Tim M. Wan	Company Revenue (weighted at 50%)	Company Adjusted EBITDA (weighted at 25%)	Develop plans regarding operating expense savings and support strategic goals relating to the businesses (weighted at 25%)

Michael Parham	Company Revenue (weighted at 50%)	Company Adjusted EBITDA (weighted at 25%)	Develop plans regarding operating expense savings and support strategic goals relating to the businesses (weighted at 25%)

Max Pellegrini	Mobile Entertainment Group Revenue(3) (weighted at 26.67%) Company Revenue (weighted at 40%)	Mobile Entertainment Group Adjusted EBITDA(3) (weighted at 13.33%) Company Adjusted EBITDA (weighted at 20%)	(2)

Scott G. Uomoto	RealPlayer Group Revenue (weighted at 33%) Company Revenue (weighted at 16.67%)	RealPlayer Group Adjusted EBITDA(3) (weighted at 25%)	Develop plans regarding operating expense savings; product launch and KPI goals relating to the business (weighted at 25%)

(1)

As discussed above, Mr. Glaser’s cash incentive bonus was based on the corporate revenue and adjusted EBITDA objectives that applied to the other named executive officers even though he did not formally participate in the 2013 MBO Plan due to the interim nature of his position.

(2)

Because Mr. Pellegrini commenced employment with RealNetworks subsequent to the start of fiscal 2013 and required some time to refine his strategic plan, no individual strategic goals were set for him. 100% of his 2013 cash incentive bonus was based on pre-established corporate and business unit financial goals.

(3)	Excludes the results of certain corporate-directed product initiatives not within the purview of Messrs. Pellegrini and Uomoto.

•

Performance Goals — Performance goals for the financial criteria were set at threshold, target and maximum levels based on objectives in our internal strategic plan for 2013. Performance against financial goals was measured for the first half of 2013 and for the second half of 2013.

Revenue Goals:	Target 1st half/2nd half	2013 Actual 1st half/2nd half
Company Revenue	$103.07M/$114.17M	$106.64M/$99.55M
Mobile Entertainment Revenue (Mr. Pellegrini only)	$35.39M/$40.92M	$36.27M/$39.23M
RealPlayer Group Revenue (Mr. Uomoto only)	$36.74M/$36.0M	$40.77M/$34.44M
Adjusted EBITDA Goals:
Company Adjusted EBITDA (not applicable to Mr. Uomoto)	($13.96M)/($4.2M)	($8.76M)/($14.98M)
Mobile Entertainment Adjusted EBITDA (Mr. Pellegrini only)	$3.47M/$3.04M	$3.73M/$1.82M
RealPlayer Group Adjusted EBITDA (Mr. Uomoto only)	$3.35M/$6.94M	$3.87M/$0.41M

For the individual strategic goals, Mr. Wan was determined to have achieved his three goals at a combined rate of 67% (two out of three goals were achieved at 100%, the third at 0%); Mr. Parham was determined to have achieved his three goals at a combined rate of 67% (two out of three goals were achieved at 100%, the third at 0%); and Mr. Uomoto was determined to have achieved his four goals at a combined rate of 50% (one goal at 100%, one at 75%, one at 25%, and the fourth goal at 0%). As discussed above, Messrs. Glaser and Pellegrini were not subject to individual strategic goals for 2013.

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Payout Structure — The overall payout structure ensured that there was no ability for participants to earn awards greater than target for adjusted EBITDA or revenue performance unless revenue or adjusted EBITDA performance, respectively, was at least at target, the rationale for which was to emphasize the need for both growth and operational discipline.

The payout mechanics of the 2013 MBO Plan based on financial metrics was as follows:

Revenue
Attainment	Incentive Payout(1)
<90%	No payout
90% - 100%	50 - 100%
100% - 120%+	100% - 200%

Adjusted EBITDA (Up to $3M)		Adjusted EBITDA (Above $3M)
Attainment	Incentive Payout(2)	Attainment	Incentive Payout(3)
<80%	No payout	<80%	No payout
80% - 100%	50 - 100%	80% - 100%	50 - 100%
100% - 120%+	100% - 120%	100% - 140%+	100% - 160%

(1)	Payout based on revenue goals was capped at 100% unless the adjusted EBITDA attainment reached 100%.

(2)	Payout based on adjusted EBITDA goals was capped at 100% unless the revenue attainment reached 100% or if adjusted EBITDA was negative.

(3)	Payout based on adjusted EBITDA goals was capped at 100% unless the revenue attainment reached 100%.

The 2013 MBO Plan included a discretionary modifier to adjust the calculated payout for an individual executive officer upward or downward by up to 25%, based on such factors as shareholder value creation, revenue growth, cash flow generation, use of capital, or other considerations that the Compensation Committee deemed relevant. Notwithstanding the performance and payout targets established under the 2013 MBO Plan, the Compensation Committee reserved the right to adjust performance and payout targets based on acquisitions or dispositions of assets and also decrease or eliminate an executive officer’s award before it was paid. However, under the 2013 MBO Plan, no upward adjustments in bonus payouts were permitted with respect to certain participants, including the company’s chief financial officer or any president. The Compensation Committee made no adjustments to performance or payout targets in 2013 because it believed that the bonus amounts were appropriate based on the level of achievement of the performance goals. Executive officers were required to be employed on the date award payments were made in order to be eligible to receive payment under the 2013 MBO Plan, except in the case of death or disability.

Under the 2013 MBO Plan, the actual payouts as a percentage of target and of base salary for each of our named executive officers, except the interim chief executive officer, was made pursuant to the formula based on goal achievement. The payments earned for performance under the 2013 MBO Plan were as follows:

Name and Title	Target Payout under 2013 MBO Plan (as a percentage of base salary)	Actual Payout under 2013 MBO Plan (as a percentage of base salary)	Actual Payout Amount under 2013 MBO Plan(1)
Rob Glaser	100%(2)	54%	$244,492
Tim Wan	75%	43.9%	$125,047
Michael Parham	45% / 75%(3)	38.0%	$98,868
Max Pellegrini	75%	48.1%(4)	$166,067
Scott Uomoto	75%	57.4%	$178,004

(1)

Although bonuses were determined based on financial results for the first half and second half of 2013, the individual strategic goals were assessed for the full year only. Accordingly, the bonus achievement determination was made after the completion of the full year and the full 2013 bonus amounts were paid during the first quarter of 2014.

(2)

As discussed above, Mr. Glaser was not part of the 2013 MBO Plan. The Compensation Committee did, however, assume a target payout of 100% of his cash base salary of $450,000 (i.e., excluding his $150,000 worth of option salary).

(3)

As discussed above, Mr. Parham’s target was 45% from January through April (as he was designated as an executive officer in late April), and was increased to 75% for May through December, resulting in a blended target of 65%.

(4)

Based on base salary annualized from March 1, 2013 commencement of employment with RealNetworks. Pursuant to the terms of his offer letter, as negotiated at the time of his hire, Mr. Pellegrini was guaranteed at least 30% of his prorated target bonus amount. Based on actual performance, Mr. Pellegrini achieved a bonus at 48.1% of his prorated target bonus opportunity.

Special Cash Bonus Awards

From time to time, we utilize discretionary signing, promotion, retention or other bonus awards as compensation tools that provide incentives for executives to accept employment offers, to reward outstanding performance by executives and to retain key executives. We believe that these bonus awards are consistent with our overall executive compensation philosophy to achieve our recruiting and retention objectives as well as to allow discretion to address the needs of our businesses, which operate in a constantly evolving and highly competitive environment.

Signing Bonus.    In February 2013 and pursuant to his offer letter from the company, Mr. Pellegrini was provided a signing bonus in the amount of $275,000 intended to compensate for the forfeiture of an incentive bonus at his prior employer. The bonus was subject to repayment (i) in full if Mr. Pellegrini chose to leave his employment with RealNetworks within the first six months of his employment with us, and (ii) at 50% if Mr. Pellegrini chose to leave his employment with RealNetworks within the second six months of his employment with us. The Compensation Committee believed that the signing bonus was appropriate as part of the compensation package necessary to recruit Mr. Pellegrini to join the company.

The Role of Long-Term Equity Awards

Because the value of an equity award is dependent on our stock price, our equity compensation program is designed to align executive compensation with the interests of our shareholders and also with the long-term performance of RealNetworks. Equity compensation awards are also an important employee retention tool as they generally vest over a multi-year period, subject to continued service by the award recipient.

In August 2012, following a review of our equity compensation program and practices in light of our overall compensation program objectives and upon the recommendation of management, the Compensation Committee determined that, going forward, awards of stock options would serve as our primary equity vehicle. The rationale for this decision was to motivate executives to focus on increasing shareholder value. In addition, having approved significant performance-based equity awards to Mr. Glaser in late 2012 and to Mr. Pellegrini upon his hire in early 2013, the Compensation Committee has emphasized performance-based awards in order to focus our executives on improving company performance.

In April 2012, the Compensation Committee approved the implementation of an equity program that would provide named executive officers with a combination of time-based restricted stock units and performance-based restricted stock units. The performance-based restricted stock units, or PRSUs, awarded pursuant to this program were intended to continue to support and promote the key objective of the company for 2012, namely the return to growth, by motivating executives to create a revenue growth profile for the company for fiscal 2013 and beyond. The Compensation Committee believed that the time-based restricted stock units were appropriate in order to promote our retention goals during the period of transition for the company’s leadership.

2012 Performance-Based Restricted Stock Units.    PRSUs awarded under this program were scheduled to vest to the extent that certain revenue growth goals were achieved. The baseline for measurement was actual revenue for 2012, normalized for any divestitures, mergers or acquisitions, with the growth rate measured after the close of fiscal 2013. At the measurement date, the PRSUs could have vested at 50% if minimum growth, or 0%, was attained; at 100% if target growth, or 5%, was attained; and at 150% if maximum growth, or 10%, was attained. Of our 2013 named executive officers, only Messrs. Uomoto and Wan were awarded 2012 PRSUs as they were the only current named executive officers who were also officers at the time that the awards were approved. The performance goals for the program were deemed by the Compensation Committee to be very challenging such that potential achievement was possible but significantly uncertain. Each of these individuals was awarded a target of 50,000 and a maximum of 75,000 PRSUs. On January 16, 2014, the Compensation Committee determined that the minimum target growth was not achieved and, consistent with our pay-for-performance philosophy, none of the 2012 PRSUs were earned and all were forfeited as of December 31, 2013.

2013 Option Awards.    In February 2013, in connection with the commencement of his employment with us, the Compensation Committee granted a time-based stock option to Mr. Pellegrini to acquire 350,000 shares of common stock with an exercise price equal to $7.76, the closing price of our common stock on the grant date. The option vests 25% on the one-year anniversary, then vests an additional 12.5% at the expiration of each successive six months of employment.

In July 2013, upon Mr. Glaser’s recommendation, the Compensation Committee approved the award of stock options to several executives, including certain of our named executive officers. These options were awarded primarily to encourage and reward future share price improvement, and to ensure the competitiveness of our equity award program in light of our recruiting needs. In connection with this grant, Messrs. Parham, Uomoto and Wan were awarded options to acquire 120,000, 150,000 and 200,000 shares of common stock, respectively, pursuant to the 2005 Plan and subject to our standard four-year vesting of 12.5% on each of the successive six-month periods following the grant date, subject to the executive’s continued employment with the company. Mr. Pellegrini did not receive an award because he received both a time-based option (discussed above) and a performance-based option (discussed below) in connection with his hire earlier in the year. In determining the size of these option awards, the Compensation Committee considered the existing equity holdings of these executives, specifically including the unvested value, and the opportunity to benefit from future equity appreciation, as well as individual performance. The exercise price of each of the stock options is equal to $7.79, the closing price of our common stock on the grant date.

2013 Performance-Based Option Award.    Pursuant to the terms of our offer letter to Mr. Pellegrini, the Compensation Committee approved the award to him of a performance-based option. Due to the time required to establish the performance criteria after his February start date, the option was not approved until July 2013. The option is for the purchase of 350,000 shares of common stock and will be earned and vested, if at all, upon the achievement of pre-established goals relating to fiscal years 2013, 2014, 2015 and 2016. These goals are based on revenue, adjusted EBITDA, and key performance indicators relating to the company’s Mobile Entertainment business. The Compensation Committee deemed the achievement of these goals to be very challenging such that significant effort would be required for attainment. This performance-based option award allows for the acceleration of the vesting of a limited number of awards each year in the event of earlier achievement. On February 7, 2014, the Compensation Committee determined that the revenue and adjusted EBITDA goals for 2013 had been achieved (revenue of $81.2 million compared to a target of $74.7 million; adjusted EBITDA of $5.8 million compared to a target of $5.3 million), although the subscriber goal had not. As a result, the Compensation Committee determined that 43,750 shares subject to Mr. Pellegrini’s performance-based option award had vested and been earned as of December 31, 2013. The exercise price relating to those vested shares is equal to $7.79, the closing price of our common stock on the vesting date. This award was negotiated with Mr. Pellegrini in connection with his hire and the Compensation Committee believed that it was appropriate and necessary in order to recruit him to join the company.

Benefits, Perquisites, Severance and Certain Benefits in Connection with a Change in Control

Benefits.    Benefits are part of a competitive compensation package to attract and retain employees, including executives. Our executive officers are eligible to participate in all of the benefit programs offered to employees in the geographic region in which their customary employment is based. These programs include medical, dental, vision, group life and disability insurance, a medical reimbursement plan, a transportation subsidy and an employee stock purchase plan that permits employees to purchase our common stock at a 15% discount from the closing sale price of our common stock as reported on the Nasdaq Stock Market on the last trading day of each offering period.

Our employees, including our named executive officers, are also eligible to participate in our 401(k) savings plan, a tax-qualified retirement savings plan pursuant to which all U.S.-based employees are able to contribute the lesser of up to 50% of their cash compensation (including base salary, bonuses, commissions and overtime pay) or the limit prescribed by the Internal Revenue Service to the plan on a before-tax basis. RealNetworks will match 50% of the first 3% of pay that is contributed to the 401(k) savings plan. All employee contributions to the 401(k) savings plan are fully vested upon contribution. Matching contributions by RealNetworks become fully vested after three years. Our executive officers are eligible to participate in the benefit programs described above on the same basis as our other employees.

Perquisites.    We may offer other benefits to our employees and executive officers from time to time, including relocation packages, which benefits are typically offered to help us compete more effectively in to attract or retain an executive officer. In 2013, we reimbursed each of Mr. Glaser and Mr. Pellegrini for legal fees that he incurred in connection with the negotiation of his employment arrangement with us. These amounts have been reported as taxable income to Messrs. Glaser and Pellegrini. In addition, the imputed costs associated with the occupancy of office space and parking in our headquarters building by Mr. Glaser’s personal assistant have been reported as taxable income to Mr. Glaser. As negotiated at the time of his hire and reflected in his offer letter, Mr. Pellegrini is entitled to receive an annual allowance of up to 25,000 Euros for one family trip from New York to Italy. There were no other special benefits or perquisites provided to any other named executive officer in 2013.

Severance Benefits.    Pursuant to offer letters, each of Messrs. Parham, Uomoto and Wan is eligible to receive 12 months of base salary plus 12 months of COBRA coverage in the event that we terminate his employment without cause. In the event that Mr. Pellegrini is terminated without cause or he resigns for good reason at any time (a) before the third anniversary of the commencement of his employment with us, he is eligible to receive 18 months of his base salary and prorated bonus, plus 12 months of COBRA coverage; or

(b) after the third anniversary of the commencement of his employment with us, he is eligible to receive 12 months of his base salary and prorated bonus, plus 12 months of COBRA coverage. Mr. Pellegrini’s prorated bonus severance would be based on actual performance but in any case not less than 37.5% of his base salary. His severance also includes one year of accelerated vesting of any unvested, non-performance-based stock options. In each case, severance benefits are conditioned upon the individual entering into a customary agreement providing a release of claims in favor of the company. The Compensation Committee believes that these severance benefits are appropriate in order to provide competitive compensation and enable the company to recruit and retain talented executives.

Historically our practice was to pay modest severance upon a voluntary termination, if an executive provided notice to us of at least 90 days, in order to encourage our executives to provide us with sufficient notice in advance of a departure to allow for an orderly transition period. In August 2012, the Compensation Committee, upon recommendation of Mr. Glaser, ended this practice going forward.

Two of our named executive officers, however, have severance arrangements that were entered into before this practice was ended. Specifically, upon three months’ notice of a voluntary termination, the company is obligated to pay Mr. Wan three months of his base salary; upon six months’ notice of a voluntary termination, the company is obligated to pay Mr. Uomoto six months of his base salary.

Under our equity incentive plans, for awards granted prior to November 30, 2012, if we terminate the employment of a named executive officer for any reason other than for cause, or in the event of the disability of the named executive officer, and any of such named executive officer’s outstanding stock options or restricted stock units (including PRSUs) are not fully vested, the individual award agreements entered into with such named executive officer provide that the next vesting installment of such stock options or restricted stock units will vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the options or restricted stock units commenced or the last anniversary thereof, expressed in full months, provided that in the event the employment of the named executive officer is terminated without cause, the named executive officer executes and delivers a settlement agreement and release satisfactory to us on or before the date of such termination. If the employment of a named executive officer terminates due to such executive officer’s death, any stock options or restricted stock units that are unvested as of the date of such executive officer’s death will fully vest on such date and may be exercised by the estate or legal representative of such executive officer for a period of one year following such date. Messrs. Parham, Uomoto and Wan held awards during 2013 that were subject to these provisions. For purposes of the award agreements, “cause” includes, for example, the substantial and continuing failure of the award holder after written notice to render services to the company in accordance with the terms or requirements of the award holder’s employment for reasons other than illness or incapacity, willful violation by the award holder of a policy or procedure of the company, resulting in any case in significant harm to the company, and the award holder’s violation of any confidentiality or non-competition agreements with the company or its subsidiaries.

Severance and Change in Control Benefits.    With all of our named executive officers other than Mr. Glaser, we have agreed to “double-trigger” change in control and severance arrangements (the “CIC Agreements”) in order to encourage the retention and commitment of these executives during times of leadership transition and restructuring activities. In August 2012, management led the Compensation Committee in a review of our change in control severance practices as compared to our peers, including the results of a study of peer practices compiled by F.W. Cook. The Compensation Committee determined that our practices in this regard were in line with those of our peers, but that certain adjustments would be considered.

Our current CIC Agreements provide that in the event of a “change in control” of RealNetworks, if the employment of the executive is terminated without “cause” or such executive resigns for “good reason” (as such terms are defined in the Amended CIC Agreement) within three months prior to or 24 months following such change in control, the executive is entitled to receive (i) a lump sum payment equal to 125% (for Messrs. Parham, Uomoto and Wan) or 150% (for Mr. Pellegrini) of the sum of his base salary and target bonus (the bonus is applicable only to Messrs. Parham, Uomoto and Wan), (ii) 100% (for Messrs. Parham, Uomoto and Wan) or 150% (for Mr. Pellegrini) of his prorated target bonus for any partial annual incentive bonus period,

(iii) 100% accelerated vesting of his equity awards granted on or after February 1, 2010 (for Messrs. Parham, Uomoto and Wan) or accelerated vesting of those equity awards that would have vested within the 12 months following termination (for Mr. Pellegrini), (iv) extension of the post-termination exercisability of all vested nonqualified stock options that are outstanding as of the date of the executive’s termination of employment for up to 12 months, and (v) reimbursements for up to 18 months of COBRA health insurance premiums. In order for the executive to receive such severance benefits, he must (i) execute a release of claims in favor of RealNetworks, (ii) agree to a nondisparagement obligation, and (iii) agree to non-solicitation and no-hire obligations for a period of 12 months (for Messrs. Parham, Uomoto and Wan) or 18 months (for Mr. Pellegrini) following termination. For purposes this agreement, “cause” includes, for example, the substantial and continuing failure of the executive, after written notice thereof, to render services to RealNetworks in accordance with the terms or requirements of his employment for reasons other than illness or incapacity, and his violation of any confidentiality or non-competition agreements with RealNetworks or its subsidiaries that results in material harm to RealNetworks. The term “good reason” includes, for example, a material reduction (of more than 10%) in the executive’s annual base compensation as in effect immediately prior to such reduction, a material reduction in his annual target bonus opportunity (of more than 10%) and a material change (of more than 50 miles) in the geographic location where he is required to perform his work.

Under our equity incentive plans, our executive officers may be eligible to receive certain benefits with respect to outstanding awards granted under our equity incentive plans in the event of a change in control of RealNetworks. A change in control of a corporation is often accompanied by changes in the corporate culture and job losses due to redundancy, especially at the executive levels. If a change in control of RealNetworks were under consideration, we expect that our executives could be faced with personal uncertainties and distractions about how the transaction may affect their continued employment with us. By granting awards under our equity incentive plans that include change in control benefits before any such transaction is contemplated, we hope to focus our executive’s full attention and dedication to our shareholders’ best interests in the event of a threatened or pending change in control, and to encourage the executive to remain employed by RealNetworks through the completion of any such transaction.

Tax and Accounting Implications

Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the federal corporate income tax deduction for compensation paid by a public company to its chief executive officer and certain other executive officers to $1 million in the year the compensation becomes taxable to the executive, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions. Our Compensation Committee seeks to balance its objective of ensuring an effective compensation package with the need to maximize the deductibility of executive compensation, and intends to seek to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with the best interests of RealNetworks. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that we may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m). Deductibility will not be the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

Accounting for Stock-Based Compensation.    We account for stock-based compensation in accordance with the requirements of Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Under the fair value provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2013 with RealNetworks’ management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in RealNetworks’ annual report on Form 10-K and proxy statement relating to the 2014 annual meeting of shareholders.

The Compensation Committee

of the Board of Directors

Janice Roberts, Chair

Michael T. Galgon

Dawn G. Lepore

Dominique Trempont

Summary Compensation Table

The table below sets forth compensation information for the individuals who served as our chief executive officer, chief financial officer and our three most highly compensated executive officers, other than our chief executive officer or chief financial officer, based on compensation earned during our fiscal year ended December 31, 2013. We refer to these five individuals throughout this report as our “named executive officers” for 2013.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)

Rob Glaser(6)	2013	450,000	224,492	—	1,938,850	—	14,302	(7)	2,627,644
Founder, Chairman and Interim Chief Executive Officer	2012	223,125	—	999,999	425,513	—	130		1,648,767

Tim Wan(8)	2013	285,000	—	—	571,760	125,047	4,292		986,099
Senior Vice President, Chief Financial Officer and Treasurer	2012	273,030	—	287,920	360,460	139,223	3,926		1,064,559

Michael Parham(9)	2013	260,000	—	—	343,056	98,868	4,472		706,396
Senior Vice President, General Counsel and Secretary

Max Pellegrini(10)	2013	344,102	275,000	—	1,924,510	166,067	22,037	(11)	2,731,716
President, Mobile Entertainment

Scott Uomoto(12)	2013	310,000	—	—	428,820	178,004	8,840		925,664
Senior Vice President, RealPlayer	2012	310,000	—	294,000	360,460	204,316	3,951		1,172,727

(1)

The amount shown for Mr. Pellegrini reflects the portion of his annualized 2013 base salary of $400,000 that was earned from February 20, 2013, the date of his appointment as President, Mobile Entertainment, through the end of fiscal year 2013.

(2)

The bonus amount reported for Mr. Glaser represents a discretionary bonus approved by the Compensation Committee based on the achievement of certain performance metrics. See the section of the Compensation Discussion and Analysis titled “2013 Compensation — Interim Chief Executive Officer Compensation.” The bonus amount reported for Mr. Pellegrini represents a one-time signing bonus. See the section of the Compensation Discussion and Analysis titled “2013 Compensation — Special Cash Bonus Awards.”

(3)

The amounts reported reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of awards granted in the year shown pursuant to our 2005 Plan, determined in accordance with financial accounting rules, rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions for these awards, see Note 1 and Note 13 to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2013.

(4)

The amounts reported represent cash incentive compensation which is based on performance in the year shown. This performance-based cash compensation is discussed in further detail in the Compensation Discussion and Analysis in the section titled “2013 Compensation — Annual Performance-Based Cash Bonuses.”

(5)

All other compensation generally consists of RealNetworks’ 401(k) company match of up to $3,825 and life insurance premiums paid by RealNetworks for the benefit of the named executive officer, unless otherwise noted.

(6)	Mr. Glaser was named interim chief executive officer in July 2012, and was named permanent chief executive officer effective July 28, 2014.

(7)

Includes $3,066 for office space and parking for Mr. Glaser’s personal assistant, $10,977 reimbursed to Mr. Glaser for personal legal services, and $259 for life insurance premiums paid by RealNetworks for the benefit of Mr. Glaser.

(8)	Mr. Wan was appointed Senior Vice President, Chief Financial Officer and Treasurer effective April 18, 2012.

(9)	Mr. Parham was first designated as an executive officer of RealNetworks in 2013.

(10)	Mr. Pellegrini commenced employment with RealNetworks as President, Mobile Entertainment effective February 20, 2013. In June 2014, Mr. Pellegrini was named President of Products and Marketing.

(11)

Includes the following amounts paid by RealNetworks on Mr. Pellegrini’s behalf: $10,938 for costs related to personal trips to Italy and $6,533 for costs related to personal legal services, both of which are pursuant to the terms of his offer letter as described in the Compensation Discussion and Analysis in the section titled “2013 Compensation — Perquisites,” and also $4,566 as described in footnote (5) above.

(12)	Mr. Uomoto’s employment terminated on June 30, 2014.

2013 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2013 with respect to our named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name(3)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert Glaser	12/24/13								500,000	$7.90	$1,938,850

Tim Wan	—	$106,875	$213,750	$358,031
	07/25/13								200,000	$7.79	$571,760

Michael Parham	—	$84,500	$169,000	$283,075
	07/25/13								120,000	$7.79	$343,056

Max Pellegrini	—	$125,000	$250,000	$433,333
	02/20/13								350,000	$7.76	$984,760
	07/25/13				0	350,000	0			—	$939,750

Scott Uomoto	—	$116,250	$232,500	$412,688
	07/25/13								150,000	$7.79	$428,820

(1)

The amounts reported in these columns represent the threshold, target and maximum amounts of annual performance-based cash incentive compensation that might have been paid to each named executive officer for 2013 performance. The actual amounts paid for 2013 are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” These awards are described in further detail in the Compensation Discussion and Analysis in the section titled “2013 Compensation — Annual Performance-Based Cash Bonuses.”

(2)

The amounts reported in these columns represent the threshold, target and maximum amounts of performance-based restricted stock units that were granted to the named executive officers in 2013. These awards will vest, if at all, upon the attainment of certain performance goals for 2013, 2014, 2015 and 2016. 43,750 of these awards were earned, and vested, in 2013. These awards are described in further detail in the Compensation Discussion and Analysis in the section titled “2013 Compensation — The Role of Long-Term Equity Awards — 2013 Performance-Based Option Award.”

(3)

The numbers of securities reported in this column represent non-qualified stock options granted under the 2005 Plan and are described in further detail above in the “Compensation Discussion and Analysis” and below in the “Outstanding Equity Awards at December 31, 2013” table. The exercise price of the stock options is equal to the closing price of RealNetworks’ common stock on the date of grant. If a named executive officer’s employment terminates for any reason other than death, disability, upon a change of control, or upon the termination of employment by RealNetworks without cause (provided that the named executive officer delivers a settlement agreement and release upon such termination), the unvested portion of the stock options will not vest and all rights to the unvested portion will terminate.

(4)

The amounts reported in this column reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of the awards granted in 2013 pursuant to the 2005 Plan, determined in accordance with financial accounting rules rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions, see Note 1 and Note 13 to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2013.

The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of RealNetworks’ common stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following the exercise of the option do not include the option exercise price.

Outstanding Equity Awards at December 31, 2013

The following table provides information regarding the holdings of stock options and RSUs by the named executive officers as of December 31, 2013. The market value of the RSUs is based on the closing price of RealNetworks common stock on the NASDAQ Stock Market on December 31, 2013, which was $7.55.

		Option Awards							Stock Awards
Name	Vesting Commencement Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Robert Glaser	04/06/2007	31,250	(2)	—			26.76	04/06/2014
	12/31/2012	105,000	(3)	—			7.56	12/31/2019
	12/24/2013	—		500,000	(4)		7.90	12/24/2020
	—	—		—		—	—	—	—		—	132,275	(10)	998,676

Tim Wan	12/17/2009	750	(5)	—			10.52	12/17/2016
	12/17/2009	1,011	(5)	—			10.52	12/17/2016
	12/17/2009	1,820	(7)	—			10.52	12/17/2016
	12/17/2009	2,500	(5)	—			10.52	12/17/2016
	12/17/2009	833	(5)	—			10.52	12/17/2016
	12/17/2009	1,541	(5)	—			10.52	12/17/2016
	12/17/2009	250	(5)	—			10.52	12/17/2016
	12/17/2009	5,666	(5)	—			10.52	12/17/2016
	12/17/2009	500	(5)	—			10.52	12/17/2016
	12/17/2009	415	(5)	—			10.52	12/17/2016
	09/21/2009	15,000	(6)	—			10.44	09/21/2016
	01/25/2010	13,125		1,875	(4)		14.40	01/25/2017
	01/01/2011	23,439		14,061	(4)		11.36	02/01/2018
	09/28/2012	25,000		75,000	(4)		8.32	09/28/2019
	07/25/2013	—		200,000	(4)	—	7.79	07/25/2020
	—	—		—		—	—	—	4,000	(11)	30,200	—		—
	—	—		—		—	—	—	3,500	(11)	26,425	—		—
	—	—		—		—	—	—	—		—	75,000	(12)	—

Michael Parham	12/17/2009	527	(5)	—			10.52	12/17/2016
	12/17/2009	950	(7)	—			10.52	12/17/2016
	12/17/2009	296	(5)	—			10.52	12/17/2016
	12/17/2009	500	(5)	—			10.52	12/17/2016
	12/17/2009	1,983	(5)	—			10.52	12/17/2016
	12/17/2009	760	(5)	—			10.52	12/17/2016
	12/17/2009	11,666	(5)	—			10.52	12/17/2016
	12/17/2009	1,916	(5)	—			10.52	12/17/2016
	12/17/2009	1,000	(5)	—			10.52	12/17/2016
	12/17/2009	1,500	(5)	—			10.52	12/17/2016
	09/28/2012	7,500		22,500	(4)		8.32	09/28/2019
	03/24/2013	17,500		52,500	(4)		7.99	08/16/2019
	07/25/2013	—		120,000	(4)	—	7.79	07/25/2020
	—	—		—		—	—	—	2,912	(11)	21,986	—		—
	—	—		—		—	—	—	7,500	(15)	56,625	—		—
	—	—		—		—	—	—	—		—	75,000	(12)	—
Max Pellegrini	02/20/2013	—		350,000	(13)		7.76	02/20/2020
	07/25/2013	—		350,000	(14)	—	7.79	07/25/2020

Scott Uomoto	12/17/2009	1,055	(5)	—			10.52	12/17/2016
	12/17/2009	2,600	(7)	—			10.52	12/17/2016
	12/17/2009	1,141	(5)	—			10.52	12/17/2016
	12/17/2009	1,308	(5)	—			10.52	12/17/2016
	12/17/2009	3,750	(5)	—			10.52	12/17/2016
	12/17/2009	2,083	(5)	—			10.52	12/17/2016
	12/17/2009	666	(5)	—			10.52	12/17/2016
	12/17/2009	3,300	(8)	—			10.52	12/17/2016
	08/05/2002	1,500	(2)	—			11.04	08/05/2022
	09/28/2012	25,000		75,000	(4)		8.32	09/28/2019
	01/01/2011	23,439		14,061	(4)		11.36	02/01/2018
	01/25/2010	24,063		3,437	(4)		14.40	01/25/2017
	04/27/2011	31,250		18,750	(4)		10.36	04/27/2018
	07/25/2013	—		150,000	(4)	—	7.79	07/25/2020
	—	—		—		—	—	—	7,500	(11)	56,625	—		—
	—	—		—		—	—	—	—		—	75,000	(12)	—

(1)

For better understanding of this table, we have included an additional column showing the date on which the stock option grant commenced vesting, subject to (a) continuation of employment and (b) applicable time or performance conditions as indicated in footnotes (2) through (15) below.

(2)	Options vested in full on the second anniversary of the vesting commencement date.

(3)	The options were 100% vested in full on the December 31, 2012 grant date.

(4)

Options vest at the rate of 12.5% on the six-month anniversary of the vesting commencement date and 12.5% every six months thereafter, such that the award is fully vested on the four-year anniversary of the vesting commencement date.

(5)	Options became fully vested on December 17, 2010 in accordance with the terms of the December 17, 2009 option exchange.

(6)

Options vested at the rate of 12.5% on the six-month anniversary of the vesting commencement date and 12.5% every six months thereafter, such that the award became fully vested on the four-year anniversary of the vesting commencement date.

(7)	Options became fully vested on June 1, 2011 in accordance with the terms of the December 17, 2009 option exchange.

(8)	Options became fully vested on August 12, 2012 in accordance with the terms of the December 17, 2009 option exchange.

(9)	Options became fully vested on February 1, 2012 in accordance with the terms of the December 17, 2009 option exchange.

(10)

Represents performance-based restricted stock units that are scheduled to vest on December 31, 2013 or December 31, 2014, subject to the achievement of certain performance objectives and the recipient’s continued employment with RealNetworks. The awards reported assume performance will be achieved at a target level of 100%.

(11)

Represents restricted stock units that are scheduled to vest at the rate of 50% on the one-year anniversary of the vesting commencement date and 25% on each six-month anniversary thereafter, such that the award will be fully vested on the two-year anniversary of the vesting commencement date.

(12)

Represents performance-based restricted stock units scheduled to vest on December 31, 2013, subject to the achievement of certain performance objectives and the recipient’s continued employment with RealNetworks. The awards reported assume performance will be achieved at a maximum level of 150%. On February 7, 2014, the Compensation Committee certified that the performance goals had not been achieved and therefore, the award was terminated in full without any portion having been earned by the named executive officer.

(13)

Options vest at the rate of 25% on the one-year anniversary of the vesting commencement date and 12.5% every six months thereafter, such that the award is fully vested on the four-year anniversary of the vesting commencement date.

(14)

Represents performance-based options that are eligible for vesting over a four-year period, based upon the achievement of certain performance objectives and the recipient’s continued employment with RealNetworks.

(15)

Represents restricted stock units that are scheduled to vest at the rate of 25% on the one-year anniversary of the vesting commencement date and 12.5% on each six-month anniversary thereafter, such that the award will be fully vested on the four-year anniversary of the vesting commencement date.

2013 Option Exercises and Stock Vested

The following table provides information regarding restricted stock unit awards vested for our named executive officers during the fiscal year ended December 31, 2013. None of our named executive officers exercised any option awards during fiscal year 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert Glaser	—	—	—	—
Tim Wan	—	—	22,500	175,725
Michael Parham	—	—	14,374	109,020
Max Pellegrini	—	—	—	—
Scott Uomoto	—	—	22,500	176,925

(1)	Represents the number of shares vesting multiplied by the fair market value of RealNetworks’ common stock on the vesting date.

2014 Potential Payments Upon Termination of Employment or Change-in-Control

The following table reflects the amount of compensation that would have been payable to each of our named executive officers in the event of the termination of such executive’s employment under certain circumstances, assuming that (1) the triggering event took place on December 31, 2013, (2) the price per share of our common stock was $7.55, which was the closing market price on December 31, 2013, and (3) that all cash payments are made in a lump sum.

		Not in Connection with a Change in Control	In Connection with a Change in Control
Name	Benefit	Termination Without Cause($)	Termination Without Cause or For Good Reason($)	Voluntary Termination($)(1)	Death($)	Disability($)

Robert Glaser	Severance	—	—	—	—	—
	Bonus	—	—	—	—	—
	Equity award vesting acceleration	—	—	—	—	—

Tim Wan	Severance	285,000	356,250	71,250	—	—
	Bonus	—	267,188	—	—	—
	Bonus Severance	—	125,047	—	125,047	125,047
	Equity award vesting acceleration	56,625	56,625	—	56,625	56,625

Michael Parham	Severance	260,000	325,000	—	—	—
	Bonus	—	243,750	—	—	—
	Bonus Severance	—	98,868	—	98,868	98,868
	Equity award vesting acceleration	78,611	78,611	—	78,611	78,611

Max Pellegrini	Severance	600,000	600,000	—	—	—
	Bonus	—	249,101	—	166,067	166,067
	Equity award vesting acceleration	—	—	—	—	—

Scott Uomoto	Severance	310,000	387,500	155,000	—	—
	Bonus	—	290,625	—	204,316	204,316
	Bonus Severance	—	178,004	—	178,004	178,004
	Equity award vesting acceleration	56,625	56,625	—	56,625	56,625

(1)	Assumes that Mr. Wan has provided a notice period of 3 months and that Mr. Uomoto has provided a notice period of 6 months prior to voluntarily terminating his employment with RealNetworks.

Benefits Not In Connection With A Change in Control

Pursuant to offer letters, Messrs. Parham, Uomoto and Wan are each eligible to receive 12 months of salary plus 12 months of COBRA coverage in the event that his employment is terminated without cause other than in connection with a change in control event. Pursuant to his offer letter, Mr. Pellegrini is eligible to receive 18 months of salary and prorated bonus, plus 18 months of COBRA coverage in the event that, prior to the three-year anniversary of his start date, his employment is terminated without cause other than in connection with a change in control event; in the event that, after the three-year anniversary of his start date, his employment is terminated without cause other than in connection with a change in control event, Mr. Pellegrini is eligible to receive 12 months of salary and prorated bonus, plus 12 months of COBRA coverage. Mr. Pellegrini’s prorated bonus in a severance scenario would be based on actual performance but in any case not less than 37.5% of base salary. In addition, his offer letter provides that upon a termination without cause other than in connection with a change in control, he will receive 1 year of accelerated vesting of any unvested, non-performance-based stock options. The severance benefits for these named executive officers described above are subject to the individual entering into a customary separation agreement and release of claims in favor of the company.

Certain equity awards held by Messrs. Parham, Uomoto and Wan provide for partial vesting acceleration upon his termination by us without cause. Specifically, for awards granted prior to November 30, 2012, if we terminate the employment of the named executive officer for any reason other than for cause, and any of his outstanding stock options or RSUs are not fully vested, the next vesting installment of such stock options or RSUs will vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the options or RSUs commenced or the last anniversary thereof, expressed in full months, provided that the executive executes and delivers a settlement agreement and release satisfactory to us on or before the date of such termination.

Benefits In Connection With A Change in Control

The Amended CIC Agreements between RealNetworks and each of our named executive officers, except Mr. Glaser, provide that the executive would receive certain payments in the event of his termination of employment under certain circumstances. Specifically, if any of Messrs. Parham, Uomoto or Wan’s employment is terminated without cause or he resigns for good reason and the termination occurs within three months prior to or 24 months following our change in control, then he is entitled to receive 125% of his base salary, 125% of his target bonus, his prorated target bonus for any partial bonus period, full acceleration of equity awards granted after February 1, 2010, extension of post-termination exercisability period of outstanding vested options for up to 12 months, and up to 18 months of reimbursement of COBRA coverage. In the case of performance-based RSUs, the termination without cause or resignation for good reason of a named executive officer would result in full acceleration of such award. If Mr. Pellegrini’s employment is terminated without cause or he resigns for good reason and the termination occurs within three months prior to or 24 months following our change in control, then he is entitled to receive 150% of his base salary, 150% of his target bonus, 12 months of acceleration of equity awards, extension of post-termination exercisability period of outstanding vested options for up to 12 months, and up to 18 months of reimbursement of COBRA coverage.

Benefits Upon Voluntary Termination, Death and Disability

Upon Voluntary Termination.    It has been our practice to pay a modest severance upon a voluntary termination if the executive provides advance notice to us of at least 90 days. This practice is intended to allow for a more orderly transition period. Pursuant to agreements in effect at December 31, 2013, Mr. Wan is eligible for severance equal to three months of his base salary if he provides at least three months’ advance notice, and Mr. Uomoto is eligible for severance equal to six months of his base salary if he provides at least six months’ advance notice. Severance amounts shown in the above table under the caption “Voluntary Termination” assume that each named executive officer has provided the required advance notice prior to voluntarily terminating his employment on December 31, 2013.

Upon Death or Disability.    If the employment of a named executive officer had terminated on December 31, 2013 due to death or disability, the executive or his beneficiary would have been entitled to receive the portion of the performance-based cash incentive or discretionary bonus compensation earned in 2013 but not paid as of December 31, 2013.

If the employment of a named executive officer terminates due to his death, any stock options or RSUs that are unvested as of the date of his death will fully vest on such date and any options may be exercised by his estate or legal representative for a period of one year following such date, but not later than the expiration date of such stock options. If the employment of a named executive officer terminates due to disability, and any of his outstanding stock options or RSUs are not fully vested, the next vesting installment of such stock options or RSUs will vest on a pro rata basis for the portion of the year elapsed since the date on which the vesting of the options or RSUs commenced or the last anniversary thereof, expressed in full months. In the case of performance-based RSUs, the death or disability of a named executive officer would result in full acceleration of such award.

Certain Defined Terms

For purposes of the offer letters, the term “Cause” generally means conduct by the executive involving one or more the following: (1) conviction of or plea of no contest to a felony involving moral turpitude resulting in material harm to the company; (2) substantial and continuing (or in the case of Mr. Uomoto, willful, substantial and continuing) failure after written notice to render services to the company in accordance with the terms and requirements of his employment (other than due to illness or incapacity); (3) willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty by the executive involving the company or any of its subsidiaries, resulting in material harm to the company; or (4) violation of any confidentiality or non-competition agreements with the company or its subsidiaries, resulting in material harm to the company.

For purposes of the Amended CIC Agreements, the term “Cause” generally means conduct by the executive involving one or more of the following: (1) conviction of or plea of no contest to a felony involving moral turpitude resulting in material harm to the company; (2) willful, substantial and continuing failure to perform the reasonable duties of his position (other than due to illness or incapacity) for at least 30 days following written notice from the Board; (3) willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty by the executive involving the company or any of its subsidiaries, in each case that is intended to result in the substantial personal enrichment of the executive and that results in substantial, material harm to the company; or (4) violation of any confidentiality or non-competition agreements with the company or its subsidiaries, which violation results in substantial, material harm to the company.

For purposes of the equity award agreements, the term “Cause” generally means conduct by the executive involving one or more of the following: (1) conviction or plea of no contest to a felony or misdemeanor involving moral turpitude; (2) indictment for a felony or misdemeanor involving moral turpitude under the federal securities laws; (3) substantial and continuing failure after written notice to render services to the company in accordance with the terms or requirements of the executive’s employment for reasons other than illness or incapacity; (4) willful misconduct or gross negligence; (5) fraud, embezzlement, theft, misrepresentation or dishonesty involving the company or any subsidiary, or willful violation of a policy or procedure of the company, resulting in any case in significant harm to the company; or (6) violation of any confidentiality or non-competition agreements with the company or its subsidiaries.

For purposes of the Amended CIC Agreements, the term “Change in Control” generally means the occurrence of any of the following: (1) during any 24-month period, individuals who, at the beginning of the period constitute the Board (the “Incumbent Directors”) cease to constitute at least a majority of the Board, provided that any directors whose election or nomination for election was approved by a majority vote of the Incumbent Directors will be considered an Incumbent Director (but not any director who was initially elected or nominated as a result of an actual or threatened election contest or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board); or (2) any person is or becomes a beneficial owner of securities of the company representing 50% or more of the combined voting power of the company’s then outstanding securities eligible to vote for the election of the Board, excluding any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan sponsored or maintained by the company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in clause (3) below); or (3) a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction involving the company or its subsidiaries that requires the approval of the company’s shareholders, unless immediately following such corporate transaction: (A) more than 50% of the total voting power of (x) the surviving corporation resulting from such transaction, or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the surviving corporation, is represented by company voting securities that were outstanding immediately prior to such the corporate transaction (or, if applicable, is represented by shares into which such company voting securities were converted pursuant to such corporate transaction), and the voting power among the holders thereof is in substantially the same proportion as the voting power of such company voting securities among the holders thereof immediately prior to the corporate transaction, (B) no person is or becomes the beneficial owner of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent corporation or surviving corporation and (C) at least half of the members of the board of directors of the parent corporation or surviving corporation following the corporate transaction were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such corporate transaction (any corporate transaction which satisfies all of the criteria specified in (A), (B) and (C) above will be deemed to be a “Non-Qualifying Transaction”); or (4) a change in the ownership of a substantial portion of the company’s assets which occurs on the date that any person, or group of persons acquires or has acquired during a 12-month period assets from the company with a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the company.

For purposes of the equity award agreements, the term “Disability” generally means a permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

For purposes of the Amended CIC Agreements, the term “Good Reason” generally means the executive’s resignation within 30 days after the expiration of any company cure period following the occurrence of one or more of the following, without his written consent: (1) a material reduction in the executive’s duties, authorities or responsibilities relative to Executive’s duties, authorities or responsibilities as in effect immediately prior to the Change in Control; (2) a material reduction in the executive’s annual base compensation; (3) a material reduction in the executive’s annual target bonus opportunity; and (4) a material change in the geographic location at which the executive must perform services. The executive must first provide the company with written notice within 90 days of the event that the executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than 30 days following the date of such notice.

Compensation of Non-Employee Directors

In 2013, each director who was not an employee of RealNetworks was paid $8,750 per quarter for his or her services as a director. Non-employee directors were also paid (i) $1,000 for participation in each meeting of the Board, (ii) $1,000 for participation in each meeting of a Board committee, including our standing committees and certain special committees, and (iii) $5,000 per quarter for serving as chairperson of the Audit Committee, $3,125 per quarter for serving as chairperson of the Compensation Committee and $2,500 per quarter for serving as chairperson of the Nominating and Corporate Governance Committee. In addition, the lead independent director was paid an additional retainer of $5,000 per quarter. Directors were also reimbursed for their reasonable expenses incurred in attending Board of Directors or Committee meetings.

Pursuant to the RealNetworks, Inc. 2007 Director Compensation Stock Plan, a sub-plan administered under our 2005 Plan, a non-employee director may make an irrevocable election prior to the commencement of each plan year to receive all or a portion of the cash compensation payable to such director for the coming year in shares of our common stock. No director elected to receive shares in lieu of cash compensation in 2013.

Non-employee directors other than our Chairman receive equity awards under the 2005 Plan on the third business day following each annual meeting of shareholders. The 2013 equity awards consisted of (i) nonqualified stock options to purchase 15,000 shares of our common stock that, once vested, will remain exercisable for three years following the director’s separation from the Board or until the option’s earlier expiration, and (ii) RSUs valued at $45,000 on the grant date. These options and RSUs vest monthly in equal increments over a 12-month period following the award’s grant date assuming continued service as a director, with the RSU share distribution date occurring on the first anniversary of the grant date. Non-employee directors may make an annual irrevocable election to defer the RSU share distribution date to a date that is (i) five years following the RSU grant date, or (ii) concurrent with the Director’s separation from the Board. Our Board has adopted stock ownership guidelines applicable to non-employee directors designed to achieve long-term alignment between non-employee directors and our shareholders. Under these guidelines, each non-employee director is required to own a number of shares of our common stock equal to three times such director’s annual retainer fee within five years of service on the Board.

On November 15, 2013, Messrs. Cunningham, Galgon, Slade and Trempont, Ms. Lepore and Ms. Roberts were each granted RSUs for 6,147 shares and an option to acquire 15,000 shares of our common stock having an exercise price of $7.32 per share, which RSUs and options vest as described above. Ms. Lepore was appointed as a director on September 27, 2013, and therefore received a partial equity award for her service prior to the 2013 annual meeting of shareholders. On September 27, 2013, Ms. Lepore was awarded RSUs for 439 shares and, on November 4, 2013, was awarded an option to acquire 520 shares of our common stock having an exercise price of $7.47, which RSUs and option were fully vested as of the date of our 2013 annual meeting of shareholders, November 12, 2013.

While Mr. Glaser is serving as our Chief Executive Officer, he will not receive compensation as a director. See the “Summary Compensation Table” for Mr. Glaser’s compensation for services provided as interim Chief Executive Officer in 2013.

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards(1)	Restricted Stock Unit Awards (1)(2)	All Other Compensation	Total
John E. Cunningham, IV(3)	$62,883	$16,802	$45,000	$2,500	$127,185
Michael T. Galgon(4)	56,000	16,802	45,000	—	117,802
Dawn G. Lepore(5)	10,750	—	48,745	—	77,718
Kalpana Raina(6)	60,302	16,802	—	—	60,302
Janice Roberts(7)	71,997	16,802	45,000	—	133,799
Michael B. Slade(8)	42,000	16,802	45,000	240,000	343,802
Dominique Trempont(9)	101,555	16,802	45,000	—	163,357

(1)

The amounts reported in these columns reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of awards granted in 2013 pursuant to the 2005 Plan, determined in accordance with financial statement reporting rules rather than an amount paid to or realized by the director. For a discussion of valuation assumptions, see Note 1 and Note 13 to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2013. As of December 31, 2013, the aggregate number of shares of RealNetworks common stock underlying outstanding option awards for each non-employee director was: 22,813 for Mr. Cunningham; 20,729 for Mr. Galgon; 15,520 for Ms. Lepore; 34,270 for Ms. Roberts; 27,500 for Mr. Slade; and 34,791 for Mr. Trempont. Ms. Raina was no longer a director of RealNetworks as of December 31, 2013.

(2)

As of December 31, 2013, each of our non-employee directors held 6,147 shares of RealNetworks common stock underlying outstanding RSU awards. Ms. Raina was no longer a director of RealNetworks as of December 31, 2013.

(3)

Mr. Cunningham served as a member of the Audit Committee and Nominating and Corporate Governance Committee for all of 2013, and was appointed to serve as Chair of the Nominating and Corporate Governance Committee effective June 17, 2013. Beginning in 2013, our non-employee directors are eligible to participate in our Employee Matching Gifts Program, which is available to all regular employee of RealNetworks, Inc. In November 2013, Mr. Cunningham submitted a request to match a $2,500 contribution he made to a charity, which was approved and paid by The RealNetworks Foundation in 2013.

(4)	Mr. Galgon served as a member of the Compensation Committee for all of 2013, and was appointed as a member of the Audit Committee effective November 12, 2013.

(5)	Ms. Lepore was appointed to serve as a director on September 27, 2013 and as a member of the Compensation Committee on October 23, 2013.

(6)

Ms. Raina served as Chair of the Nominating and Corporate Governance Committee until June 17, 2013, and as a member of the Nominating and Corporate Governance Committee and the Audit Committee until the expiration of her term as a director on November 12, 2013.

(7)	Ms. Roberts served as Chair of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee.

(8)

In August 2012, we entered into a strategic advisory agreement with Mr. Slade pursuant to which Mr. Slade was paid $20,000 per month in consulting fees for 2013. During the effective period of this agreement, Mr. Slade was not paid compensation for service on any committee of the Board.

(9)	Mr. Trempont served as Lead Independent Director, Chair of the Audit Committee, and as a member of the Compensation Committee during all of 2013.

Policies and Procedures With Respect to Related Person Transactions

It is the policy of RealNetworks not to enter into any related person transaction unless the Audit Committee of the Board of Directors reviews and approves such transaction in accordance with guidelines set forth in the RealNetworks, Inc. Policy Regarding Related Party Transactions, or the transaction is approved by a majority of RealNetworks’ disinterested directors. In reviewing and approving any related person transaction, the Audit Committee will satisfy itself that it has been fully informed as to the related person’s relationship and interest including all material facts of the proposed transaction, and determine that the transaction is fair to RealNetworks.

All related person transactions of which RealNetworks’ management is aware will be disclosed to the Audit Committee. At least annually, management will elicit information from our executive officers and directors as to existing and potential related person transactions, and will seek to obtain such information from 5% shareholders who do not file reports with the SEC on Schedule 13G. An executive officer or director will promptly inform the Chair of the Audit Committee when the officer or director becomes aware of a potential related person transaction in which the officer or director would be a related person.

Certain Relationships and Related Transactions

Under a voting agreement entered into in September 1997 among RealNetworks, Accel IV, L.P., Mitchell Kapor, Bruce Jacobsen and Robert Glaser, each of Accel IV and Messrs. Jacobsen and Kapor have agreed to vote all shares of stock of RealNetworks owned by them to elect Mr. Glaser to the Board of Directors of RealNetworks in each election in which he is a nominee. The obligations under the voting agreement terminate with respect to shares transferred by the parties when such shares are transferred. The voting agreement terminates on the death of Mr. Glaser.

Pursuant to the terms of an agreement entered into in September 1997 between RealNetworks and Mr. Glaser, RealNetworks has agreed to use its best efforts to nominate, elect and not remove Mr. Glaser from the Board of Directors so long as Mr. Glaser owns a specified number of shares of common stock.

In August 2012, we entered into a strategic advisory agreement with Michael Slade, a director, whereby Mr. Slade would provide consulting services relating to strategic initiatives of the company and our business units. During 2013, Mr. Slade was paid $20,000 per month for his services rendered pursuant to this agreement. Effective January 23, 2014, the scope of services provided by Mr. Slade pursuant to this agreement was expanded and the related fee was increased to $30,000 per month. The agreement provides for the automatic renewal of the engagement for one year following each December 31-expiration date so long as the engagement is approved by the Audit Committee pursuant to the RealNetworks, Inc. Policy Regarding Related Party Transactions.

PROPOSAL 3 — ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to cast an advisory vote on executive compensation as more fully described below. As an advisory vote, this proposal is not binding on RealNetworks or its Board of Directors. However, the Board of Directors and its Compensation Committee, which is responsible for designing and administering RealNetworks’ executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will review and consider the voting results of this vote when making future decisions regarding the compensation of our named executive officers.

As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is designed to attract, motivate and retain executive officers critical to the long-term success of RealNetworks and the creation of shareholder value. Our executive compensation program links competitive levels of compensation to company performance as compared to performance goals to ensure accountability and to motivate executives to achieve a higher level of performance.

The Compensation Discussion and Analysis describes our executive compensation program and the decisions made by our Compensation Committee regarding 2013 compensation in more detail. The Compensation Committee has implemented practices that it believes are indicative of its executive compensation philosophy and its desire to maintain good corporate governance, including:

•	Establishing executive compensation that is competitive and linked to both company and individual performance;

•	Providing for a substantial portion of executive compensation to be in the form of incentive compensation that is “at risk” and dependent upon RealNetworks’ business results;

•	Providing pay incentives that closely align the interests of executives with the long-term interests of our shareholders;

•	Formalizing an annual process to assess risks associated with our compensation policies and programs; and

•	Hiring independent compensation consultants to assist the Compensation Committee with its compensation decisions.

We request shareholder approval of the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules as set forth in the Compensation Discussion and Analysis, the executive compensation tables and the narrative disclosures that accompany the compensation tables. We currently plan to hold an advisory vote annually, so the next such shareholder advisory vote will occur at our 2015 annual meeting.

Accordingly, we ask that you vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of RealNetworks, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in RealNetworks, Inc.’s proxy statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table, and the other related tables and disclosure within this proxy statement.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of KPMG LLP as the independent registered public accounting firm for RealNetworks’ fiscal year ending December 31, 2014, and the Board of Directors recommends that shareholders vote for the ratification of such appointment. Although ratification by our shareholders is not required by law, RealNetworks has determined that it is desirable to request shareholder approval of this appointment. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such change would be in the best interests of RealNetworks and its shareholders. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee may reconsider its selection.

KPMG LLP has audited the consolidated financial statements of RealNetworks since 1994, including performing audit services in connection with the audit of our consolidated financial statements for our most recently completed fiscal year. In addition, KPMG LLP has rendered other services, including the review of financial statements and related information in various registration statements and filings with the SEC.

Fees Billed by KPMG LLP During 2012 and 2013

The following table presents fees for professional audit services rendered by KPMG LLP, an independent registered public accounting firm, for the audit of our annual financial statements for 2012 and 2013, and fees billed for other services rendered by KPMG LLP.

	2012	2013
Audit Fees(1)	$1,554,000	$1,250,000
Audit-Related Fees	0	0
Tax Fees(2)	7,100	78,897
All Other Fees	0	0

Total Fees	$1,561,100	$1,328,897

(1)

Fees in connection with the audit of RealNetworks’ annual financial statements for the fiscal years ended December 31, 2012 and 2013, reviews of the financial statements included in RealNetworks’ quarterly reports on Form 10-Q during the 2012 and 2013 fiscal years, Sarbanes-Oxley Section 404 attestation services and statutory and other audits for subsidiaries of RealNetworks.

(2)	Fees in connection with professional services for tax return preparation and consultation on matters related to certain of our subsidiaries.

Pre-Approval Policies and Procedures

The Audit Committee approves in advance all audit and non-audit services to be performed by our independent auditors. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with its pre-approval procedures, the Audit Committee has pre-approved all specified audit and non-audit services to be provided by KPMG LLP for up to twelve months from the date of the pre-approval. If there are any additional services to be provided, a request for pre-approval must be submitted by management to the Audit Committee for its consideration. In 2012 and 2013, the Audit Committee approved all services and fees of KPMG LLP identified in the above table in accordance with SEC requirements.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.

Report of the Audit Committee of the Board of Directors

The following is the report of the Audit Committee with respect to RealNetworks’ audited financial statements, which include the consolidated balance sheets of RealNetworks as of December 31, 2012 and 2013, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2013, and the notes thereto.

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2013 with management and has discussed those matters required by Statement on Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, with KPMG LLP. The Audit Committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from RealNetworks.

Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management, the internal audit function and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for fiscal 2013 be included in the RealNetworks Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The Audit Committee of the Board of Directors

Dominique Trempont, Chair

John E. Cunningham, IV

Michael T. Galgon

OTHER BUSINESS

The Board of Directors does not intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Shareholders. However, as to any other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect to those proxies in accordance with the judgment of the persons voting such proxies.

The information contained above under the captions “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that RealNetworks specifically incorporates it by reference into such filing.

IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS

MICHAEL PARHAM

Senior Vice President, General Counsel

and Corporate Secretary

August 7, 2014

Seattle, Washington

A COPY OF REALNETWORKS’ ANNUAL REPORT ON FORM 10-K FOR THE 2013 FISCAL

YEAR, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS

AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO:

REALNETWORKS, INC.

ATTN: INVESTOR RELATIONS

1501 FIRST AVENUE SOUTH, SUITE 600

SEATTLE, WASHINGTON 98134

APPENDIX A

REALNETWORKS, INC.

2005 Stock Incentive Plan,

as amended and restated effective                 , 2014

1.     PURPOSE OF THE PLAN

1.1 Purpose. The purpose of the RealNetworks, Inc. 2005 Stock Incentive Plan (the “Plan”), as amended and restated effective as of                 , 2014 (the “Restatement Date”), is to assist RealNetworks, Inc., a Washington corporation (the “Company”), and its subsidiaries in attracting and retaining selected individuals to serve as employees, directors, consultants and/or advisors of the Company who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all shareholders of the Company through the additional incentives inherent in the Awards hereunder.

2.     DEFINITIONS

2.1 “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, Other Share-Based Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.2 “Award Agreement” shall mean any agreement, contract or other instrument or document, including through an electronic medium, evidencing any Award granted by the Committee hereunder.

2.3 “Board” shall mean the board of directors of the Company.

2.4 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.5 “Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (a) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, (b) an “outside director” within the meaning of Section 162(m) of the Code, and (c) an “independent director” for purpose of the rules and regulations of the NASDAQ Stock Market.

2.6 “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m) of the Code.

2.7 “Director” shall mean a non-employee member of the Board.

2.8 “Determination Date” shall mean the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

2.9 “Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person’s becoming an employee of the Company or any Subsidiary. Solely for purposes of the Plan, an Employee shall also mean any consultant or advisor who provides services to the Company or any Subsidiary, so long as such person (a) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) does not directly or indirectly promote or maintain a market for the Company’s securities.

2.10 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.11 “Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the

Committee. The Fair Market Value of Shares as of any date shall be the per Share closing price of the Shares as reported on the NASDAQ Stock Market on that date (or if there was no reported price on such date, on the last preceding date on which the price was reported); if the Company is not then listed on the NASDAQ Stock Market but is listed on the New York Stock Exchange, the Fair Market Value of the Shares shall be the per Share closing price of the Shares as reported on the New York Stock Exchange on that date (or if there was no reported price on such date, on the last preceding date on which the price was reported); or, if the Company is not then listed on the NASDAQ Stock Market or the New York Stock Exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria.

2.12 “Freestanding Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

2.13 “Incentive Stock Option” shall mean an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

2.14 “Limitations” shall have the meaning set forth in Section 11.6.

2.15 “Nonstatutory Stock Option” shall mean an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.16 “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.17 “Other Share-Based Award” shall have the meaning set forth in Section 9.1.

2.18 “Participant” shall mean an Employee or Director who is selected by the Committee to receive an Award under the Plan.

2.19 “Payee” shall have the meaning set forth in Section 14.2.

2.20 “Performance-Based Award” shall mean an Award that is subject to the terms and conditions set forth in Section 11. All Performance-Based Awards are intended to constitute qualified performance-based compensation under Section 162(m) of the Code.

2.21 “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Section 10.

2.22 “Performance Goals” shall mean the goal or goals (or combined goals) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: net revenue; revenue growth; earnings per share; net income; division, group or corporate financial goals; total shareholder return; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings before taxes, earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; comparisons with various stock market indices; reductions in costs; cash flow, cash flow per share; return on invested capital; cash flow return on investment; and improvement in or attainment of expense levels on working capital levels of the Company or any Subsidiary, division, business segment or business unit of the Company for or within which the Participant is primarily employed. Prior to the Determination Date, the Committee shall determine whether any element(s) or item(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants and whether a Performance Goal shall be measured in accordance with generally accepted accounting principles (“GAAP”) or a basis other than GAAP.

2.23 “Performance Period” shall mean that period established by the Committee at the time any Performance Award or other performance-based Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.24 “Performance Share” shall mean any grant pursuant to Section 10 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.25 “Performance Unit” shall mean any grant pursuant to Section 10 of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.26 “Permitted Assignee” shall have the meaning set forth in Section 13.4.

2.27 “Prior Plans” shall mean, collectively, the Company’s 1996 Stock Option Plan, 2000 Stock Option Plan, 2002 Director Stock Option Plan, and the Director Compensation Stock Plan.

2.28 “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.29 “Restricted Stock Unit” shall mean a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

2.30 “Section 409A” shall mean Section 409A of the Code, the Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

2.31 “Shares” shall mean the shares of common stock of the Company, par value $0.001 per share.

2.32 “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Section 6.

2.33 “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.34 “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.35 “Tandem Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

2.36 “Vesting Period” shall mean the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

3.     SHARES SUBJECT TO THE PLAN

3.1 Number of Shares. Subject to adjustment as provided in Section 13.2, the maximum number of Shares authorized and available for grant under the Plan shall be equal to 14,541,477 Shares.

3.2 Lapsed Awards. If, after December 17, 2009, any Shares subject to an Award or to an award under the Prior Plans are forfeited or expire, or any Award or award under the Prior Plans is settled for cash, the Shares subject to such Award or to such award under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1: (a) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or an option granted under the Prior Plans, or to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right or options or stock appreciation rights granted under the Prior Plans, and (b) Shares subject to a Stock Appreciation Right or stock appreciation right granted under the Prior Plans that are not issued in connection with its stock settlement on exercise thereof, and (c) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or options granted under the Prior Plans.

3.3 Substitute Awards. Substitute Awards may be issued under the Plan and such Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the numerical limitations applicable to a Participant under Section 11.6, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in Section 3.2 above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

3.4 Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or shares purchased in the open market or otherwise.

4.     ELIGIBILITY AND ADMINISTRATION

4.1 Eligibility. Any Employee or Director shall be eligible to be selected as a Participant.

4.2 Administration. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to:

4.2.1 determine the Fair Market Value;

4.2.2 select the Employees and Directors to whom Awards may from time to time be granted hereunder;

4.2.3 determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder;

4.2.4 determine the number of Shares to be covered by each Award granted hereunder;

4.2.5 approve forms of Award Agreements for use under the Plan;

4.2.6 determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

4.2.7 determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property, subject to the terms of the Plan;

4.2.8 determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred, in compliance with applicable laws (including but not limited to Section 409A), either automatically or at the election of the Participant;

4.2.9 determine whether, to what extent and under what circumstances any Award shall be reduced, canceled, suspended or subject to recoupment in addition to any otherwise applicable vesting or performance conditions of an Award, as may be specified in an Award Agreement at the time of the Award, or later if (a) the Company later adopts a policy requiring such reduction, cancellation, forfeiture or recoupment, or (b) pursuant to an amendment of an outstanding Award;

4.2.10 interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement;

4.2.11 correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect;

4.2.12 modify or amend each Award (subject to Section 13.1);

4.2.13 allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 14.2 of the Plan;

4.2.14 establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan and any sub-plans established for the purpose of satisfying applicable non-U.S. laws and/or for qualifying for favorable tax treatment under applicable non-U.S. laws;

4.2.15 authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee pursuant to such procedures as the Committee may determine;

4.2.16 impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (a) restrictions under an insider trading policy, and (b) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

4.2.17 make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

4.3 Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary and shall be given the maximum deference permitted by law. Notwithstanding the foregoing or anything else to the contrary in the Plan, any action or determination by the Committee specifically affecting or relating to an Award to a Director shall require the prior approval of the Board.

4.4 Different Committees with respect to different Participants may administer the Plan. To the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the NASDAQ Stock Market, the Committee may delegate to (a) a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards, and (b) to the extent permitted by law, to one or more executive officers or a committee of executive officers the right to grant Awards to Employees who are not Directors or executive officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not Directors or executive officers of the Company. Such delegations may be revoked at any time.

5.     OPTIONS

5.1 Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Section 5 and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2 Award Agreements. All Options granted pursuant to this Section 5 shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms of Options need not be the same with respect to each Participant. Granting of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Section 5 may hold more than one Option granted pursuant to the Plan at the same time.

5.3 Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Section 5 shall not be less than 100% of the Fair Market Value of such Share on the date of grant of such Option. Other than pursuant to Section 13.2, the Committee shall not without the approval of the Company’s shareholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option in exchange for cash or another Award other than in connection with Substitute Awards or a Change of Control, and (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the NASDAQ Stock Market.

5.4 Option Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of seven (7) years from the date the Option is granted, except in the event of death or disability.

5.5 Exercise of Options.

5.5.1 Exercise. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times or under such conditions as determined by the Committee and set forth in the Award Agreement. An Option will be deemed exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, when the Company or its designated agent receives a notice of exercise (in such form as the Committee may specify from time to time) specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. The Committee will determine the acceptable form of consideration for exercising the Option, including the method of payment. In the case of an Incentive Stock Option, the Committee will determine the acceptable form of consideration at the time of grant. Unless otherwise provided in an Award Agreement, full payment of the purchase price shall be made at the time of exercise and shall be made (a) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (b) by tendering previously acquired Shares (either actually or by attestation), valued at their then Fair Market Value and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Committee determines in its sole discretion, (c) with the consent of the Committee, by delivery of other consideration (including, where permitted by law and the Committee, other Awards) having a Fair Market Value on the exercise date equal to the total purchase price, (d) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (e) with the consent of the Committee, consideration received by the Company under a cashless exercise program (whether through a broker, net exercise program or otherwise) implemented by the Company in connection with the Plan, (f) with the consent of the Committee, by net exercise, (g) through any other method to the extent permitted by applicable law and specified in an Award Agreement, or (h) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.5.2 Automatic Exercise. Notwithstanding the foregoing, an Award Agreement may provide that if on the last day of the term of an Option the Fair Market Value of one Share exceeds the option price per Share, the Participant has not exercised the Option or a Tandem Stock Appreciation Right (if applicable) and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share shall be settled in cash, rounded down to the nearest $.01.

5.6 Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

5.7 Incentive Stock Options. The Committee may grant Incentive Stock Options to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary or parent of the Company) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 5.7, Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. Further, notwithstanding anything in Section 3.1 to the contrary and solely for the purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 5,000,000 Shares. In addition, and notwithstanding anything in this Section 5 to the contrary, if an Incentive Stock Option is granted to a Participant who at the time such grant owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent corporation or of any Subsidiary (a) the option price per Share under the Incentive

Stock Option shall be not less than 110% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option and (b) such Incentive Stock Option shall expire and no longer be exercisable no later than 5 years from the date of grant.

5.8 Termination of Relationship as Employee or Director. If a Participant ceases to provide services as an Employee or Director, other than upon the Participant’s service termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Committee, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Committee, subject to Section 5.5.2, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

5.9 Disability of Employee or Director. If a Participant ceases to be an Employee or Director as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Committee, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, subject to Section 5.5.2, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

5.10 Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within the period of time as is specified in the applicable Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of the Option as set forth in the applicable Award Agreement), by the Participant’s designated beneficiary, provided the beneficiary has been designated prior to Participant’s death in a form acceptable to the Committee. If no such beneficiary has been designated by the Participant, then the Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Committee, if at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option immediately will revert to the Plan. If the Option is not so exercised within the time specified herein, subject to Section 5.5.2, the Option will terminate, and the Shares covered by the Option will revert to the Plan.

6.     STOCK APPRECIATION RIGHTS

6.1 Grant and Exercise. The Committee may provide Stock Appreciation Rights to an Employee or Director (a) in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (“Tandem Stock Appreciation Right”), (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2 Terms and Conditions. Stock Appreciation Rights shall be evidenced by an Award Agreement and be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

6.2.1 Amount of Payment. Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive for each exercised Share under the Award, the excess of (i) the Fair Market Value of one Share on the date of exercise (or such other amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the per Share grant price of the Stock Appreciation Right as specified by the Committee in its sole discretion, which per Share grant price, except in the case of Substitute Awards or in connection with an adjustment provided in Section 13.2, shall not be less than the Fair Market Value of one Share on such date of grant or, if applicable, the exercise price of the related Option with respect to a Tandem Stock Appreciation Right granted subsequent to the related Option (subject to the requirements of Section 409A).

6.2.2 Form of Payment. The Committee shall determine in its sole discretion whether payment shall be made in cash, in whole Shares or other property, or any combination thereof.

6.2.3 Tandem Stock Appreciation Rights.

6.2.3.1 Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or at any time thereafter before exercise or expiration of such Option.

6.2.3.2 Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of a Share subject to the related Option exceeds the option price at which a Share can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies.

6.2.3.3 Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised.

6.2.3.4 The exercise price of a Tandem Stock Appreciation Right may be less than the Fair Market Value on the date of grant if the Tandem Stock Appreciation Right is added to an Option following the date of the grant of the Option (subject to the requirements of Section 409A).

6.3 Freestanding Stock Appreciation Rights. Subject to Section 13.2, a Freestanding Stock Appreciation Right generally shall have the same terms and conditions as Options, including (a) a per Share exercise price not less than Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Freestanding Stock Appreciation Right granted in exchange for an Option (subject to the requirements of Section 409A) except in the case of Substitute Awards or in connection with an adjustment provided in Section 13.2, (b) a term not greater than seven (7) years, and (c) the exercisability provisions set forth in Sections 5.8 through 5.10.

6.4 Automatic Exercise. An Award Agreement may provide that if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the exercise price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and neither the Stock Appreciation Right nor the Option has expired, the Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section 6, reduced by the number of Shares (or cash) required for withholding taxes; any fractional Share shall be settled in cash, rounded down to the nearest $.01.

6.5 No Repricing of Stock Appreciation Rights. Without the approval of the Company’s shareholders, other than pursuant to Section 13.2, the Committee shall not (a) reduce the grant price of any Stock Appreciation Right after the date of grant (b) cancel any Stock Appreciation Right in exchange for cash or another Award (other than in connection with a Change of Control, as defined in Section 2.4, or a Substitute Award), or (c) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the NASDAQ Stock Market.

6.6 Other Terms and Conditions. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. The Committee may impose such terms and conditions on Stock Appreciation Rights, including such conditions or restrictions on the terms of exercise and the exercise price of any Stock Appreciation Right, as the Committee shall determine in its sole discretion.

7.     RESTRICTED STOCK

7.1 Grants. Awards of Restricted Stock may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan, and such Restricted Stock Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. A Restricted Stock Award shall be subject to vesting restrictions during the Vesting Period as specified by the Committee. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock.

7.2 Award Agreements. The terms of any Restricted Stock Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards need not be the same with respect to each Participant.

7.3 Rights of Holders of Restricted Stock. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, a Participant holding Shares of Restricted Stock granted under the Plan may exercise full voting rights with respect to those Shares and will be entitled to receive all dividends and other distributions paid with respect to such Shares. Except as otherwise provided in an Award Agreement, any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award. Notwithstanding the provisions of this Section 7.3, cash dividends with respect to any Restricted Stock Award and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award that vests based on achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash, Shares or other property has been distributed.

7.4 Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company as escrow agent until the restrictions on the Shares of Restricted Stock have lapsed. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock Award granted under the Plan will be released from escrow as soon as practicable after the last day on which the Award remained subject to restrictions, or at such other time as the Committee may determine. The Committee may, in its sole discretion, subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Restricted Stock Award intended to comply with the performance-based exception under Code Section 162(m), waive the forfeiture period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate.

7.5 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and, subject to Section 3, again will become available for grant under the Plan.

8.     RESTRICTED STOCK UNITS

8.1 Grants. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units to Participants in such amounts as the Committee, in its sole discretion, will determine. After the Committee determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant (as determined by the Committee and not inconsistent with the Plan), including the number of Restricted Stock Units and whether such Awards shall have Dividend Equivalents pursuant to Section 13.6.

8.2 Vesting Criteria and Other Terms. The Committee will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Committee may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Committee in its discretion.

8.3 Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Committee. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Committee, in its sole discretion, subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Restricted Stock Award intended to comply with the performance-based exception under Code Section 162(m), may reduce or waive any vesting criteria that must be met to receive a payout.

8.4 Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement; provided, however, that the timing of payment shall in all cases comply with Section 409A to the extent applicable to the Award. The Committee, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, other property, or a combination thereof.

8.5 Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company and, subject to Section 3, again will become available for grant under the Plan.

9.     OTHER SHARE-BASED AWARDS

9.1 Grants. Other Awards of Shares and other Awards valued in whole or in part by reference to, or are otherwise based on, Shares or other property (collectively “Other Share-Based Awards”), including deferred stock units, may be granted hereunder to Participants. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation (including Directors’ fees). Prior to granting any Other Share-Based Awards to be settled upon a Change of Control, the Committee shall consider the implications of Section 409A on, and take any action or adopt any provision with respect to, such Other Share-Based Award that it deems necessary or appropriate in its sole discretion.

9.2 Award Agreements. The terms of Other Share-Based Awards granted under the Plan shall be set forth in an Award Agreement, or in a sub-plan forming part of the Plan, which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant. Notwithstanding the provisions of this Section 9, any property (other than cash) distributed as a dividend or otherwise with respect to the number of Shares covered by an Other Share-Based Award that vests based on achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by such Award with respect to which such cash, Shares or other property has been distributed. Other Share-Based Awards may be subject to vesting restrictions during the Vesting Period as specified by the Committee.

9.3 Payment. Except as provided in Section 11 or as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A.

9.4 Deferral of Director Fees and Other Compensation. Directors shall, if determined by the Board, receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual retainer. In addition, to the extent permitted by the Committee, (a) Directors may elect to receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual and committee retainers and annual meeting fees, and (b) Employees may elect to receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their compensation for services to the Company. The Committee shall, in its absolute discretion, establish such rules and procedures as it deems appropriate for such elections and for the payment of the deferred stock units, including (but not limited to) with respect to the requirements of Section 409A.

9.5 Cancellation of Performance Awards. On the date set forth in the Award Agreement, all unearned or unvested Performance Awards will be forfeited to the Company, and, subject to Section 3, again will be available for grant under the Plan.

10.   PERFORMANCE AWARDS

10.1 Grants. Performance Awards in the form of Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 11.2.

10.2 Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Committee on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

10.3 Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents (subject to the requirements of Section 13.6). The terms of Performance Awards need not be the same with respect to each Participant.

10.4 Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The Committee may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Committee in its discretion. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. The amount of the Award to be distributed shall be conclusively determined by the Committee.

10.5 Payment. Except as provided in Section 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the

Committee at the time of payment. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A.

11.   CODE SECTION 162(m) PROVISIONS

11.1 Covered Employees. The purpose of this Section 11 is to provide the Committee the ability to qualify Awards (other than Options and Stock Appreciation Rights) that are granted pursuant to the Plan as qualified performance-based compensation under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Section 11 will control over any contrary provision in the Plan; provided, however, that the Committee may in its discretion grant other Awards to such Covered Employees that are based on performance goals or other specific criteria or goals but that do not satisfy the requirements of this Section 11. The designation of a Covered Employee as being subject to Section 162(m) of the Code will not in any manner entitle the Covered Employee to receive an Award under the Plan. Moreover, designation of a Covered Employee subject to Section 162(m) of the Code for a particular Performance Period will not require designation of such Covered Employee in any subsequent Performance Period and designation of one Covered Employee will not require designation of any other Covered Employee in such period or in any other period. Unless otherwise provided in the applicable Award Agreement, a Covered Employee must be employed by the Company or its Subsidiary on the day a Performance-Based Award for a Performance Period is paid to the Covered Employee.

11.2 Performance Criteria. If the Committee determines that a Restricted Stock Award, Performance Award, Restricted Stock Unit Award or Other Share-Based Award is subject to this Section 11, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective Performance Goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the Performance Goals. Such Performance Goals may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles. Such Performance Goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

11.3 Procedures. To the extent necessary to comply with the performance-based compensation requirements of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals, the Committee will, in writing and no later than the Determination Date, (a) designate one or more Participants who are Covered Employees, (b) select the Performance Goals applicable to the Performance Period, (c) establish the Performance Goals, and amounts or methods of computation of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Goals and the amounts or methods of computation of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period.

11.4 Adjustments. Notwithstanding any provision of the Plan (other than Section 12), with respect to any Award that is subject to this Section 11, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable Performance Goals, unless otherwise permitted by Section 162(m) of the Code.

11.5 Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 11 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute qualified performance-based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

11.6 Limitations on Grants to Individual Participant.

11.6.1 Section 162(m) Limitations. Subject, in each case, to adjustment as provided in Section 13.2, the Company may grant (a) Options or Stock Appreciation Rights during any 12-month period to a Participant for up to a maximum of 2,000,000 Shares and (b) up to a maximum of an additional 900,000 Shares with respect to Restricted Stock Awards, Performance Awards, Restricted Stock Unit Awards and/or Other Share-Based Awards during any 12-month period that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares (collectively, the “Share-Based Limitations”). In addition to the foregoing Share-Based Limitations, a Participant may receive up to an additional $3,000,000 during any 12-month period with respect to Performance Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash (the “Cash-Based Limitation,” and collectively with the Share-Based Limitations, the “Limitations”). If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

11.6.2 Director Limitations. Notwithstanding the foregoing in Section 11.6.1 and subject in each case to adjustments as provided in Section 13.2, the Company, during any 12-month period, may grant to a Director (a) Options or Stock Appreciation Rights for up to a maximum of 650,000 Shares and (b) up to a maximum of an additional 300,000 Shares with respect to Restricted Stock Awards, Performance Awards, Restricted Stock Unit Awards and/or Other Share-Based Awards that are denominated in Shares. In addition, a Director may receive up to an additional $1,000,000 during any 12-month period with respect to Performance Awards that are denominated in cash.

12.   CHANGE OF CONTROL PROVISIONS

12.1 Impact on Certain Awards. Award Agreements may provide that in the event of a Change of Control of the Company (as that term may be defined therein), (a) Options and Stock Appreciation Rights outstanding as of the date of the Change of Control immediately vest and become fully exercisable, (b) that Options and Stock Appreciation Rights outstanding as of the date of the Change of Control may be cancelled and terminated without payment therefor if the Fair Market Value of one Share as of the date of the Change of Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, (c) restrictions and deferral limitations on Restricted Stock lapse and the Restricted Stock becomes free of all restrictions and limitations and becomes fully vested, (d) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change of Control), and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed, and (e) the restrictions and deferral limitations and other conditions applicable to any Other Share-Based Awards, Restricted Stock Unit Awards, or any other Awards shall lapse, and such Other Share-Based Awards, Restricted Stock Unit Awards, or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested.

12.2 Assumption or Substitution of Certain Awards.

12.2.1 Unless otherwise provided in an Award Agreement, in the event of a Change of Control of the Company of which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, or Other Share-Based Award (or in which the Company is the ultimate parent corporation and continues the Award), then each outstanding Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, or Other Share-Based Award shall not be accelerated as described in Sections 12.1(a), (c) and (e). For the purposes of this Section 12.2, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, or Other Share-Based Award shall be considered assumed or substituted for if following the Change of Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, or Other Share-Based Award immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change of Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change of Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. Notwithstanding the foregoing, on such terms and conditions as may be set forth in an Award Agreement, in the event of a termination of a Participant’s employment in such successor company within a specified time period following such Change of Control, each Award held by such Participant at the time of the Change of Control shall be accelerated.

12.2.2 The Committee, in its discretion, may determine that, upon the occurrence of a Change of Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change of Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine; provided, however, that if the Fair Market Value of one Share as of the date of the Change of Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, the Committee may, in its discretion, cancel and terminate each such outstanding Option and/or Stock Appreciation Right without payment.

13.   GENERALLY APPLICABLE PROVISIONS

13.1 Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of the NASDAQ Stock Market provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s shareholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 13.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend Sections 5.3, 6.3, or 6.5 to eliminate the requirements relating to minimum exercise price and shareholder approval, (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Freestanding Stock Appreciation Right specified in Section 6.3, or (f) increase the numerical limitations in Section 11.6. The Board may not, without the approval of the Company’s shareholders, except as set forth in Section 13.2, (i) lower, after it is granted, the option price per Share of an Option or the grant price per Share of a Stock Appreciation Right, (ii) cancel an Option or Stock Appreciation Right in exchange for cash or another Award (other than in connection with Substitute Awards or a Change of Control, as defined in Section 2.4), or (iii) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the NASDAQ Stock Market. In addition, no amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent. Termination of the Plan will not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

13.2 Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares, other securities or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off, split-up, combination, repurchase or exchange of Shares or other securities of the Company, or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the numerical limitations in Section 11.6, the maximum number of shares that may be issued pursuant to Incentive Stock Options, and in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number.

13.3 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised (with respect to an Option or Stock Appreciation Right) or vested (with respect to an Award other than an Option or Stock Appreciation Right), an Award will terminate immediately prior to the consummation of such proposed action.

13.4 Transferability of Awards. Except as provided below, no Award and no Shares subject to Awards described in Section 9 that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to (a) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (b) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (a), (c) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (a) are the only partners, members or shareholders or (d) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan.

13.5 Leaves of Absence/Transfer Between Locations. Unless the Committee provides otherwise or as otherwise required by applicable law, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence, such that vesting shall cease on the first day of any unpaid leave of absence and shall only recommence upon return to active service. A Participant will not cease to be an employee of the Company or its Subsidiary in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company or its Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13.6 Deferral; Dividend Equivalents. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred, subject to the requirements of Section 409A. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that the Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award. Notwithstanding the foregoing, Dividend Equivalents distributed in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such cash, stock or other property has been distributed.

14.   MISCELLANEOUS

14.1 Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

14.2 Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, having a Fair Market Value equal to the minimum statutory amount required to be withheld), or by directing the Company to retain Shares (having a Fair Market Value equal to the minimum statutory amount required to be held) otherwise deliverable in connection with the Award. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

14.3 Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Director shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Directors under the Plan.

14.4 Prospective Recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such

Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

14.5 Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Committee makes the determination granting such Award, or such other later date as is determined by the Committee. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

14.6 Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

14.7 Cancellation of Award. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be canceled if the Participant, without the consent of the Company, while employed by the Company or any Subsidiary or after termination of such employment or service, engages in activity that violates any agreement between the Company or any Subsidiary and Participant or upon the occurrence of other specified events, as determined by the Committee in its sole discretion. Such events may include, but shall not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries. The Committee may provide in an Award Agreement that if within the time period specified in the agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company. The Committee also may require the application of this Section 14.7 with respect to any Award previously granted to a Participant even without any specified terms being included in any applicable Award Agreement to the extent required under applicable laws.

14.8 Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.9 Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

14.10 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

14.11 Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan and any Stock Appreciation Rights constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

14.12 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

14.13 Severability. The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

14.14 Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

14.15 Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

14.16 Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Washington, without reference to principles of conflict of laws, and construed accordingly.

14.17 Effective Date; Termination. This amendment and restatement of the Plan shall be effective on the Restatement Date. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the earlier of the adoption of the amendment and restatement of the Plan or the approval of the Plan by the Company’s shareholders, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

14.18 Foreign Employees. Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

14.19 Compliance with Section 409A. This Plan is intended to comply and shall be administered in a manner that is intended to comply with or be exempt from Section 409A and shall be construed and interpreted, including without limitation with respect to ambiguities and/or ambiguous terms, in accordance with such intent, except as otherwise specifically determined in the sole discretion of the Committee. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A, except as otherwise determined by the Committee. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A.

14.20 Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

14.21 Conditions to Issuance of Shares. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be necessary or appropriate. Shares (or if applicable, cash or other property) shall not be issued pursuant to an Award unless, as determined by the Company, the issuance and delivery of the Shares (or if applicable, cash or other property) complies with all such laws, rules, regulations and approvals and will be further subject to the approval of counsel for the Company with respect to such compliance.

DIRECTIONS TO THE REALNETWORKS, INC. 2014 ANNUAL MEETING OF SHAREHOLDERS

The 2014 Annual Meeting of Shareholders will be held on September 17, 2014 at 1:30 p.m. Pacific Time at:

Home Plate Center Building

1501 First Avenue South

Lobby Conference Room

Seattle, Washington 98134

From Bellevue/Redmond (Eastside):

•	Take I-90 West

•	Take the 4th Avenue South Exit

•	Keep left at the fork, follow signs for Edgar Martinez Drive South

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your right

From West Seattle:

•	Head south on California Avenue Southwest toward Southwest Dakota Street

•	Take the 1st left onto SW Dakota St

•	Turn right onto 35th Avenue Southwest

•	Turn left onto West Seattle Bridge

•	Take the 1st Avenue South exit

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your left

From the North (Everett/Lynwood):

•	Follow signs for Interstate 5 South/Tacoma/Portland

•	Keep right at the fork, follow signs for 4th Avenue South

•	Keep left at the fork, follow signs for Edgar Martinez Drive

•	Turn right onto Edgar Martinez Drive South

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your right

From the South (Airport/Tacoma):

•	Head North on International Blvd towards 180th Street

•	Slight right onto the Washington 518 East ramp to Interstate 405/Interstate 5/Renton

•	Merge onto WA-518 East

•	Take the Interstate 5 North exit on the left toward Seattle

•	Merge onto I-5 North

•	Take exit 164B for Edgar Martinez Drive South

•	Turn right onto Edgar Martinez Drive South

•	Turn left onto 1st Avenue South—Home Plate Center Building is located to your right

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the internet or telephone must be received by 11:59 p.m., Pacific Time, on September 16, 2014.
Vote by Internet
• Go to www.envisionreports.com/RNWK
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:	For	Withhold		For	Withhold	+
	01 - Janice Roberts	☐	☐	02 - Michael B. Slade	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Approval of amendments to the RealNetworks, Inc. 2005 Stock Incentive Plan.	☐	☐	☐	3.	Non-binding advisory vote on executive compensation.	☐	☐	☐

		For	Against	Abstain

4.	Ratification of KPMG LLC as independent registered public accounting firm.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01PL9C

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — RealNetworks, Inc.

Notice of 2014 Annual Meeting of Shareholders

1501 First Avenue South, Seattle, Washington 98134

Proxy Solicited by Board of Directors for Annual Meeting – September 17, 2014

Robert Glaser and Michael Parham, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of RealNetworks, Inc. to be held on September 17, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of the nominated directors, FOR proposal 2, FOR proposal 3, and FOR proposal 4.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)